Exhibit 2.1

Execution Copy

STOCK AND ASSET PURCHASE AGREEMENT

BY AND BETWEEN

GATEHOUSE MEDIA ILLINOIS HOLDINGS, INC.

AND

THE COPLEY PRESS, INC.

Dated as of March 13, 2007

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(continued)

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(continued)

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(continued)

		Page
11.13	Severability	60

11.14	Time of Essence	60

11.15	Construction	60

11.16	Incorporation by Reference	60

11.17	Headings	60

11.18	Counterparts	60

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Strictly Confidential

EXHIBIT AND SCHEDULE INDEX

Exhibits
Exhibit A	Form of Bill of Sale

Exhibit B	Form of Assignment and Assumption Agreement

Exhibit C	Form of General Assignment of Intellectual Property Rights

Exhibit D	Form of Special Warranty Deed

Exhibit E	Form of Non-Compete Agreement

Exhibit F	Form of Parent Guaranty

Purchase Agreement Schedules
Schedule A	New Plans

Seller Disclosure Schedules
Attached.

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Strictly Confidential

STOCK AND ASSET PURCHASE AGREEMENT

This STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 13, 2007 (the “Effective Date”), by and between GATEHOUSE MEDIA ILLINOIS HOLDINGS, INC., a Delaware corporation (“Buyer”), and THE COPLEY PRESS, INC., an Illinois corporation (“Seller”).

RECITALS

WHEREAS, Seller currently owns all of the issued and outstanding shares of common stock, no par value per share, of Copley Ohio Newspapers, Inc., an Illinois corporation (“Copley Ohio” and each such share of Copley Ohio, a “Copley Ohio Common Share”), and all of the issued and outstanding shares of common stock, par value $0.33-1/3 per share, of The Peoria Journal Star, Inc., an Illinois corporation (“Copley Peoria” and each such share of Copley Peoria, a “Copley Peoria Common Share”);

WHEREAS, Seller currently owns the Copley Springfield Acquired Assets (as hereinafter defined), which it uses to conduct the Copley Springfield Business (as hereinafter defined); and

WHEREAS, upon the terms and subject to the conditions set forth herein, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Copley Ohio Common Shares, all of the Copley Peoria Common Shares and all of the Copley Springfield Acquired Assets, in consideration for payment by Buyer to Seller of the Purchase Price (as hereinafter defined) and the assumption by Buyer from Seller of all of the Copley Springfield Assumed Liabilities (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. For the purposes of this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a specified person, a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

“Agreement” has the meaning ascribed to it in the Preamble hereto.

“Allocation” has the meaning ascribed to it in Section 2.8.

“Alternative Transaction” means a transaction other than the Copley Midwest Share Purchase, the Copley Springfield Asset Purchase and the other transactions contemplated by this Agreement involving the sale by Seller of (i) any of the equity interests in, or all or a substantial portion of the assets of, the Copley Midwest Subsidiaries, or (ii) all or a substantial portion of the assets of the Copley Springfield Business.

“Assignment and Assumption Agreement” has the meaning ascribed to it in Section 2.7(a)(iv).

“Auction” means the process undertaken by Seller involving the potential disposition to one or more competing bidders of all or substantially all of the equity interests in or assets of the Copley Midwest Subsidiaries and the Copley Springfield Business.

“Balance Sheet Date” has the meaning ascribed to it in Section 3.6.

“Bill of Sale” has the meaning ascribed to it in Section 2.7(a)(iii).

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in Los Angeles, California generally are authorized or required by Law or regulation to close.

“Buyer” has the meaning ascribed to it in the Preamble hereto.

“Buyer Executive” has the meaning ascribed to it in Section 2.7(b)(vi).

“Buyer Indemnified Parties” has the meaning ascribed to it in Section 10.2(a).

“Buyer Parent” means GateHouse Media, Inc., a Delaware corporation.

“Cash” means cash, cash equivalents, marketable securities, short-term investments and deposits in banks or other financial institution accounts of any kind.

“Closing” has the meaning ascribed to it in Section 2.6.

“Closing Date” has the meaning ascribed to it in Section 2.6.

“Closing Working Capital” means (i) the aggregate amount of the current assets of the Copley Midwest Business, adjusted to exclude the Copley Excluded Assets, minus (ii) the aggregate amount of the current liabilities of the Copley Midwest Business, adjusted to exclude the Copley Excluded Liabilities, in each case determined as of the Closing on a basis consistent with the accounting principles and policies used in the preparation of the Copley Midwest

Financial Statements.

“COBRA” has the meaning ascribed to it in Section 6.10.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent person would, at the time of executing this Agreement, contemplate using in similar circumstances in an effort to achieve a desired result set forth in this Agreement in a reasonably expeditious manner; provided, that, “Commercially Reasonable Efforts” shall not require the provision of any consideration to any third party of any amounts, except for the costs of making filings, copies, mailings, communications and transmissions in the ordinary course of business, the reasonable fees and expenses of counsel and accountants, any nominal consent fees provided for in the existing provisions of any Copley Midwest Major Contract, and the customary fees and charges of Governmental Authorities.

“Confidential Information Memorandum” means the Confidential Information Memorandum for the Copley Midwest Business, dated December 2006 and distributed by Evercore Partners Inc. in connection with the Auction, including all supplements thereto and amendments thereof.

“Confidentiality Agreement” means the confidentiality agreement, dated as of December 1, 2006, by and between Buyer Parent and Seller.

“Consent” means any consent or approval of any third-party person that is not a Governmental Authority.

“Contract” means any agreement, contract, purchase order, instrument or legally binding commitment or understanding.

“Copley Excluded Assets” means all rights of Seller under this Agreement, including to the Purchase Price, and under any agreement, certificate, instrument or other document executed and delivered in connection herewith, and all of Seller’s and the Copley Midwest Subsidiaries’ right, title and interest in and to the following assets: (i) articles of incorporation and bylaws, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, shares of capital stock of Seller held in treasury and other documents, in each case relating to the organization, maintenance and existence of Seller as a corporation, (ii) Cash, (iii) intercompany receivables (including receivables arising from intercompany debt or other intercompany obligations), (iv) intercompany Contracts, (v) Contracts or other arrangements of Seller or its Affiliates relating to the purchase of newsprint, (vi) assets of Employee Benefit Plans, other than such assets being transferred from Seller to Buyer as expressly set forth in ARTICLE VI, (vii) refunds of Taxes relating to Pre-Closing Tax Periods, (viii) Tax records and Tax Returns of Seller, except to the extent related solely to the Copley Midwest Business, (ix) Governmental

Approvals (to the extent not transferable to Buyer), (x) Copley Intellectual Property, (xi) rights to receive corporate services provided to the Copley Midwest Business by Seller and its Affiliates, including those related to administration, treasury, legal, tax, human resources, facilities management, information technology, risk management, finance, accounting, payroll and group purchasing plans (including newsprint purchasing), or any services set forth in Section 3.20 of the Seller Disclosures Schedules, (xii) assets of any kind whatsoever used by or pertaining to Copley Information Services and Copley News Service, including any arrangements between Seller and Copley News Service but excluding the Copley News Service Midwest Employees who become New Buyer Employees pursuant to Section 6.1, (xiii) historical memorabilia relating to the Copley Midwest Business, (xiv) insurance policies, and rights, refunds and claims relating thereto, (xv) personnel records and any other records that Seller is required by applicable Law to retain in its possession, (xvi) internal correspondence and memoranda, valuations, investment banking presentations and bids received from other persons in connection with the Auction, the Copley Midwest Share Purchase, the Copley Springfield Asset Purchase and the other transactions contemplated by this Agreement, (xvii) capital stock of, or other equity interests in, any person, other than the Copley Midwest Subsidiaries, owned (of record or beneficially) by Seller and its Affiliates, and (xviii) assets set forth on Section 1.1(K) of the Seller Disclosure Schedules.

“Copley Excluded Liabilities” means the Liabilities of Seller under this Agreement and under any agreement, certificate, instrument or other document executed and delivered in connection herewith, and the following Liabilities of Seller or any Copley Midwest Subsidiary: (i) intercompany payables (including payables arising from intercompany debt or other intercompany obligations), (ii) indebtedness for borrowed money, (iii) Liabilities for guarantees issued by any Copley Midwest Subsidiary in support of any indebtedness for borrowed money of Seller, (iv) Liabilities arising under intercompany Contracts, (v) Liabilities arising under Contracts or other arrangements of Seller or its Affiliates relating to the purchase of newsprint, (vi) Liabilities that Seller has expressly agreed to retain pursuant to ARTICLE VI, (vii) Liabilities for Taxes that are the responsibility of Seller pursuant to Section 5.10, (viii) Liabilities relating to the Proceedings set forth on Section 1.1(A) of the Seller Disclosure Schedules, and (ix) Liabilities under the Employee Benefit Plans of Seller, except as otherwise set forth in ARTICLE VI.

“Copley Intellectual Property” means the corporate trademarks, trade names and other intellectual property rights of Seller and its Affiliates not primarily related to the Copley Midwest Business, including the corporate trademarks or trade names “The Copley Press”, “Copley News Service”, “Copley Information Services” and “Copley Newspapers” and derivations thereof, including all domain names, websites and URLs associated with the foregoing.

“Copley Midwest Business” means the business of operating the Copley Ohio Publications, the Copley Peoria Publications, and the Copley Springfield Publications, in each case as currently conducted.

“Copley Midwest Employees” means the Copley Ohio Employees, the Copley Peoria Employees, the Copley Springfield Employees and the Copley News Service Midwest Employees, with any changes in such employees as allowed by this Agreement.

“Copley Midwest Financial Statements” has the meaning ascribed to it in Section 3.6.

“Copley Midwest Intellectual Property” means (i) the corporate trademarks or trade names set forth on Section 1.1(B) of the Seller Disclosure Schedules and derivations thereof, the domain names set forth on Section 1.1(C) of the Seller Disclosure Schedules (including the websites and URLs associated therewith), all patents, copyrights, product names (including all assumed or fictitious names) and logos associated with the foregoing, all applications for the foregoing, and all licenses and other contractual or intangible rights with respect to the foregoing, and (ii) the Copley Springfield Intellectual Property.

“Copley Midwest Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, fixtures, fittings and improvements held by Seller and used primarily for the Copley Springfield Business, or held by a Copley Midwest Subsidiary.

“Copley Midwest Major Contracts” has the meaning ascribed to it in Section 3.10(a).

“Copley Midwest Owned Real Property” means (i) the Real Property, as more specifically described in Section 1.1(F) of the Seller Disclosure Schedules, owned by any of the Copley Midwest Subsidiaries, and (ii) the Copley Springfield Owned Real Property.

“Copley Midwest Share Purchase” has the meaning ascribed to it in Section 2.1.

“Copley Midwest Subsidiaries” means Copley Ohio, Copley Peoria and Copley Peoria Sub.

“Copley News Service Midwest Employees” means the current employees of Copley News Service based in Ohio or Illinois, with any changes in such employees as allowed by this Agreement.

“Copley Ohio” has the meaning ascribed to it in the Recitals hereto.

“Copley Ohio Common Share” has the meaning ascribed to it in the Recitals hereto.

“Copley Ohio Employees” means the current employees of Copley Ohio, with any changes in such employees as allowed by this Agreement.

“Copley Ohio Publications” means the publications published by Copley Ohio as set forth on Section 1.1(H) of the Seller Disclosure Schedules.

“Copley Ohio Share Purchase” has the meaning ascribed to it in Section 2.1.

“Copley Peoria” has the meaning ascribed to it in the Recitals hereto.

“Copley Peoria Common Share” has the meaning ascribed to it in the Recitals hereto.

“Copley Peoria Employees” means the current employees of Copley Peoria and Copley Peoria Sub, with any changes in such employees as allowed by this Agreement.

“Copley Peoria Publications” means the publications published by Copley Peoria as set forth on Section 1.1(I) of the Seller Disclosure Schedules.

“Copley Peoria Sub” means The Galesburg Printing and Publishing Company, an Illinois corporation and wholly owned subsidiary of Copley Peoria.

“Copley Peoria Sub Common Share” has the meaning ascribed to it in Section 3.5(c).

“Copley Springfield Acquired Assets” means all of Seller’s right, title and interest in and to the Copley Springfield Owned Real Property and the Copley Springfield Intellectual Property, and in and to any other assets to the extent they relate primarily to the Copley Springfield Business, including all of the Copley Springfield Business’s (i) tangible personal property, such as machinery, equipment, furniture, vehicles and tools, (ii) inventory, including inventories of raw materials and supplies, work in progress and finished products, (iii) Contracts, including all Copley Springfield Major Contracts and all collective bargaining agreements and other labor union Contracts relating to Copley Springfield Employees but excluding all Contracts relating to the purchase of newsprint and excluding any employment agreement or retention agreement between Seller and any individual Copley Midwest Employee who does not become a New Buyer Employee, (iv) accounts, notes and other receivables, other than intercompany receivables, (v) assets of Employee Benefit Plans being transferred from Seller to Buyer as expressly set forth in ARTICLE VI (but to no other assets relating to the Employee Benefit Plans of Seller), (vi) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such items relating to the payment of taxes), (vii) Governmental Approvals (but, in each case, only to the extent transferable to Buyer), (viii) sales support and promotional materials, advertising materials, catalogs, and production, sales and marketing records, including customer lists, subscription lists, bulk sales lists, advertiser lists, dealer and sub-dealer lists, supplier lists, purchase and sale records, circulation records, production records and credit records, and (ix) books, records, ledgers, business development plans, correspondence, accounting records, employee records, photographs and archives of Copley Springfield Publications; provided, that, notwithstanding the foregoing, “Copley Springfield Acquired Assets” shall not include any Copley Excluded Asset.

“Copley Springfield Asset Purchase” has the meaning ascribed to it in Section 2.2.

“Copley Springfield Assumed Liabilities” means all Liabilities of Seller to the extent they relate primarily to the Copley Springfield Business or the Copley Springfield Acquired Assets, including all Liabilities of Seller (i) under all Contracts (including all Copley Springfield Major Contracts and all collective bargaining agreements and other labor union Contracts relating to Copley Springfield Employees but excluding all Contracts relating to the purchase of newsprint and excluding any employment agreement or retention agreement between Seller and any individual Copley Midwest Employee who does not become a New Buyer Employee) included in the Copley Springfield Acquired Assets, (ii) as reflected in the Copley Springfield Financial Statements (less amounts paid or otherwise satisfied after the Balance Sheet Date) in connection with the operation of the Copley Springfield Business and similar Liabilities incurred after the Balance Sheet Date in connection with the operation of the Copley Springfield Business in accordance with the terms and conditions of this Agreement, (iii) that Buyer has expressly agreed to assume pursuant to ARTICLE VI, (iv) for Taxes that are the responsibility of Buyer pursuant to Section 5.10, (v) arising from, relating to or in connection with any Proceedings to the extent primarily related to the Copley Springfield Business or the Copley Springfield Acquired Assets (including any such Proceedings identified as primarily related to the Copley Springfield Business or the Copley Springfield Acquired Assets on Section 3.11 of the Seller Disclosure Schedules but excluding the Proceedings set forth on Section 1.1(A) of the Seller Disclosure Schedules), and (vi) constituting Environmental Liabilities of the Copley Springfield Business or arising from, relating to or in connection with the Copley Springfield Acquired Assets; provided, that, notwithstanding the foregoing, “Copley Springfield Assumed Liabilities” shall not include any Copley Excluded Liabilities.

“Copley Springfield Business” means the business of operating the Copley Springfield Publications as currently conducted.

“Copley Springfield Employees” means the current employees of Seller who provide services primarily with respect to the Copley Springfield Business, with any changes in such employees as allowed by this Agreement.

“Copley Springfield Financial Statements” has the meaning ascribed to it in Section 3.6.

“Copley Springfield Intellectual Property” means the corporate trademarks or trade names set forth on Section 1.1(D) of the Seller Disclosure Schedules, the domain names set forth on Section 1.1(E) of the Seller Disclosure Schedules (including the websites and URLs associated therewith), all patents, copyrights, product names (including all assumed or fictitious names) and logos associated with the foregoing, all applications for the foregoing, and all licenses and other contractual or intangible rights with respect to the foregoing.

“Copley Springfield Major Contract” means any Copley Midwest Major Contract entered into by Seller and primarily relating to the Copley Springfield Business or the Copley

Springfield Acquired Assets.

“Copley Springfield Owned Real Property” means the Real Property, as more specifically described in Section 1.1(G) of the Seller Disclosure Schedules, owned by Seller and used primarily for the Copley Springfield Business.

“Copley Springfield Publications” means the publications published by Seller as set forth on Section 1.1(J) of the Seller Disclosure Schedules.

“Damages” has the meaning ascribed to it in Section 10.2(d).

“Effective Date” has the meaning ascribed to it in the Preamble hereto.

“Employee Benefit Plan” means any written compensation or employee benefit plan, program, policy, agreement or other arrangement (but excluding any collective bargaining agreement and other labor union Contract, any employment agreement and any retention agreement), whether or not an “employee benefit plan” within the meaning of Section 3(3) of ERISA and whether or not subject to ERISA, providing compensation, bonuses, or cash or equity-based incentives, or health, medical, dental, pharmaceutical, vision, sickness, long-term care, workers compensation, disability, employee assistance, vacation, termination, severance, retirement, pension, savings, deferred compensation, retention, stay bonus, unemployment, matching gift, tuition reimbursement, or accident or life insurance benefits.

“Employee Pension Benefit Plan” means any “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” means any “employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA.

“Environmental Law” means all Laws in effect relating to public health and safety, worker health and safety, or pollution, protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land and subsurface land) or natural resources.

“Environmental Liabilities” means any and all Liabilities arising from, relating to or in connection with any Environmental Law, including such Liabilities arising from, relating to or in connection with (i) any presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, emission, spillage, control or cleanup by any person of any Hazardous Substance, (ii) any pollution or contamination by any person of air, soil, groundwater, surface water, buildings, structures, improvements and machinery and equipment by or with any Hazardous Substance, (iii) the presence of underground storage tanks, (iv) any off-site storage, transportation, release, discharge, emission, spillage or disposal of any Hazardous Substance by any person, or (v) any violation or non-compliance by any person with any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning ascribed to it in Section 3.17(a).

“Estimated Closing Statement” has the meaning ascribed to it in Section 2.5(a).

“Estimated Purchase Price” has the meaning ascribed to it in Section 2.5(b).

“Final Closing Statement” has the meaning ascribed to it in Section 2.5(c).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Approval” means any authorization, consent, approval, certification, permit, license or order of, or any filing, registration or qualification with, any Governmental Authority.

“Governmental Authority” means any foreign, international, multinational, national, federal, state, provincial, regional, local or municipal court or other governmental, administrative or regulatory authority, agency or body exercising executive, legislative, judicial, regulatory or administrative functions.

“Governmental Prohibition” has the meaning ascribed to it in Section 7.3.

“Hazardous Substance” means any substance or material that is described as a toxic or hazardous substance, waste or material, a pollutant, a contaminant or infectious waste, or words of similar import, under the Environmental Laws, or chemicals or compounds that are otherwise subject to regulation, control or remediation under the Environmental Laws, and includes asbestos and asbestos-containing material, solvents, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), foam insulation, polychlorinated biphenyls, urea formaldehyde, radon gas and radioactive matter.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Fees” means the filing fees in connection with any filings required under the HSR Act.

“HSR Notifications” means the notification and report forms required to be filed under the HSR Act.

“Indemnified Party” has the meaning ascribed to it in Section 10.2(c).

“Indemnifying Party” has the meaning ascribed to it in Section 10.2(c).

“IntraLinks” means the information contained in the virtual data room made available to bidders in the Auction, as of 5:00 p.m. (New York time) on the Business Day prior to the Effective Date, including the documents, questions and answers, and other data posted thereon as of such time and date, as well as the Confidential Information Memorandum and any other documents otherwise made available to bidders in the Auction to the extent included on any index included in such virtual data room as of such time and date.

“IP Assignment” has the meaning ascribed to it in Section 2.7(a)(v).

“Knowledge” means the extent, if any, of actual awareness of a particular fact or matter, after reasonable inquiry (which inquiry shall in no case require efforts other than Commercially Reasonable Efforts nor discussions with any former employees), of (i) with respect to Seller and the Copley Midwest Subsidiaries, David Greenfield, Ken Mauser or Sue Schmitt, (ii) with respect to Buyer, Michael E. Reed, Mark Thompson or Polly Grunfeld Sack, (iii) with respect to any other entities, the executive officers of such entity, and (iv) with respect to any individuals, such individual.

“Laws” means any and all foreign, international, multinational, national, federal, state, provincial, regional, local, municipal and other administrative laws (including common law), statutes, codes, orders, ordinances, rules and regulations, constitutions and treaties enacted, promulgated or issued and put into effect by a Governmental Authority.

“Liabilities” means liabilities, obligations, guarantees, assurances and commitments of every kind, nature, character and description whatsoever, whenever arising, whether known or unknown, whether asserted or unasserted, whether fixed, absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated, whether due or to become due, and whether or not recorded or reflected or required to be recorded or reflected on books and records or financial statements, including fees, costs, expenses and losses relating thereto.

“Liens” means any liens, pledges, mortgages, deeds of trust, security interests, claims, leases, charges, options, rights of first refusal, easements, servitudes, conditional sales contracts, encumbrances or transfer restrictions under any shareholder or similar agreement.

“Material Adverse Effect” means any effect that would be materially adverse to (a) the validity or enforceability of this Agreement or the transactions contemplated hereby or the ability of a party hereto to consummate the transactions contemplated by this Agreement, or (b) the business, financial condition or results of operations of the Copley Midwest Business, taken as a whole, other than in the case of (a) or (b) any effect arising from or related to (i) general business, economic, political, social, legal or regulatory conditions, (ii) the industries in which the Copley Midwest Business operates in general and not specifically arising from, related to or disproportionately affecting the Copley Midwest Business, (iii) financial, banking or securities markets (including any disruption thereof), (iv) changes in applicable Law or GAAP, (v) outbreak of hostilities, terrorist attack (whether against a nation or otherwise) or war, (vi) the announcement or pendency of the Auction, this Agreement or any of the transactions contemplated hereby, or (vii) the performance or consummation of any of the transactions contemplated hereby in accordance with the terms and conditions hereof.

“New 401(k) Plan” has the meaning ascribed to it in Section 6.7.

“New Buyer Employees” has the meaning ascribed to it in Section 6.1(b).

“New Plans” has the meaning ascribed to it in Section 6.2(a).

“Non-Compete Agreement” has the meaning ascribed to it in Section 2.7(a)(ix).

“Old 401(k) Plan” has the meaning ascribed to it in Section 6.7.

“Old Plans” has the meaning ascribed to it in Section 6.2(a).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Ordinary Course of Business” means the conduct of the Copley Midwest Business in a manner substantially consistent with the customary conduct of such business, including any activities related to the conduct of the Auction or authorized or contemplated by this Agreement or the transactions contemplated hereby.

“Parent Guaranty” means the parent guaranty in the form attached hereto as Exhibit F, executed by Buyer Parent concurrently with the execution of this Agreement.

“Permitted Exceptions” means (i) any Liens for Taxes that are not yet due and payable, that are not yet subject to penalties for delinquent nonpayment, or that are being contested in good faith by appropriate Proceedings, (ii) any Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising by operation of law or in the Ordinary Course of Business in respect of obligations that are not yet due and payable, that are not yet subject to penalties for delinquent nonpayment, or that are being contested in good faith by appropriate Proceedings, (iii) any zoning, building code, land use, planning, entitlement, or similar Laws or regulations imposed by any Governmental Authority, (iv) the interests of lessors in equipment or leasehold fixtures and improvements leased or loaned to Seller (with respect to the Copley Springfield Business) or any Copley Midwest Subsidiary, (v) any Liens that will be discharged or released either prior to, or substantially simultaneous with, the Closing, and (vi) any Liens created by Buyer or any of its Affiliates.

“Pre-Closing Tax Period” has the meaning ascribed to it in Section 5.10(a)(i).

“Proceeding” means any action, inquiry, proceeding, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal), commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Purchase Price” has the meaning ascribed to it in Section 2.4.

“Real Property” means land, together with all buildings, structures, fixtures, fittings and improvements located thereon, and all privileges, rights, easements and appurtenances belonging thereto or for the benefit thereof.

“Section 338(h)(10) Election” has the meaning ascribed to it in Section 5.10(c).

“Securities Act” has the meaning ascribed to it in Section 4.9(a).

“Selected Accountants” has the meaning ascribed to it in Section 2.5(d).

“Seller” has the meaning ascribed to it in the Preamble hereto.

“Seller Disclosure Schedules” means the disclosure schedules to this Agreement delivered by Seller to Buyer as of the Effective Date.

“Seller Executive” has the meaning ascribed to it in Section 2.7(a)(x).

“Seller Indemnified Parties” has the meaning ascribed to it in Section 10.2(b).

“Straddle Period” has the meaning ascribed to it in Section 5.10(b).

“Survival End Date” has the meaning ascribed to it in Section 10.1.

“Tax Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Claim” has the meaning ascribed to it in Section 10.3(c).

“Taxes” means any taxes, duties, charges or other levies separately or jointly due or payable to, or levied or imposed by, any national, federal, state, provincial, municipal, local or foreign Tax Authority, including income, gross receipts, license, wages, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, transaction, registration, value-added, alternative or add-on minimum, estimated or other taxes, duties, charges or other levies of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Period” means any period prescribed by any Tax Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Returns” means any returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Third Party Claims” has the meaning ascribed to it in Section 10.2(c).

“Transfer Taxes” has the meaning ascribed to it in Section 5.10(g).

“Transition Services Agreement” has the meaning ascribed to it in Section 6.3.

“WARN Act” means Worker Adjustment and Retraining Act of 1998, as amended.

1.2 Interpretation. Unless the context clearly indicates otherwise: (a) each definition herein includes the singular and the plural, (b) each reference herein to any gender includes the masculine, feminine and neuter where appropriate, (c) the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (d) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement, (e) each reference in this Agreement to a particular Article, Section, Exhibit or Schedule means an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless another agreement is specified, and (f) all references to “$” or “Dollars” shall mean United States Dollars.

ARTICLE II

THE TRANSACTIONS

2.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to (a) the Copley Ohio Common Shares, which shall constitute one hundred percent (100%) of the issued and outstanding capital stock of Copley Ohio (the “Copley Ohio Share Purchase”), and (b) the Copley Peoria Common Shares, which shall constitute one hundred percent (100%) of the issued and outstanding capital stock of Copley Peoria (collectively with the Copley Ohio Share Purchase, the “Copley Midwest Share Purchase”).

2.2 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Copley Springfield Acquired Assets (the “Copley Springfield Asset Purchase”).

2.3 Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume from Seller (and therefore agrees to pay, perform, discharge and become responsible for), and Seller shall convey and transfer to Buyer, all of the Copley Springfield Assumed Liabilities.

2.4 Consideration. The aggregate consideration for the Copley Ohio Common Shares, the Copley Peoria Common Shares and the Copley Springfield Acquired Assets is (i) Three Hundred Eighty-Two Million Five Hundred Thousand Dollars ($382,500,000) in cash, reduced or increased, as the case may be, on a dollar-for-dollar basis by the amount, if any, by which Closing Working Capital (as finally determined pursuant to Section 2.5) is less than or more than, respectively, Two Million Five Hundred Thousand Dollars ($2,500,000) (as adjusted, the “Purchase Price”), and (ii) the assumption by Buyer of the Copley Springfield Assumed Liabilities pursuant to Section 2.3.

2.5 Purchase Price Adjustment.

(a) No later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”), setting forth its good faith written estimate of Closing Working Capital, determined on a basis consistent with the accounting principles and policies used in the preparation of the Copley Midwest Financial Statements. The Estimated Closing Statement shall be accompanied by a certificate executed by a senior financial officer of Seller to the effect that the Estimated Closing Statement has been prepared in good faith in accordance with this Section 2.5(a).

(b) The Purchase Price payable at the Closing shall be preliminarily calculated in accordance with Section 2.4 as if Seller’s estimate of Closing Working Capital set forth in the Estimated Closing Statement were the actual amount of Closing Working Capital. The Purchase Price as so estimated is referred to as the “Estimated Purchase Price.”

(c) No later than sixty (60) days following the Closing Date, Buyer shall deliver to Seller a statement (the “Final Closing Statement“), setting forth its good faith calculation of (i) Closing Working Capital, determined on a basis consistent with the accounting principles and policies used in the preparation of the Copley Midwest Financial Statements, and (ii) the Purchase Price calculated as if Buyer’s calculation of Closing Working Capital set forth in the Final Closing Statement were the actual amount of Closing Working Capital. The Final Closing Statement shall be accompanied by a certificate executed by a senior financial officer of Buyer to the effect that the Final Closing Statement has been prepared in good faith in accordance with this Section 2.5(c). Seller shall, and shall cause its Affiliates to, cooperate with Buyer and provide to Buyer such information as Buyer may reasonably request, in each case in connection with Buyer’s preparation of the Final Closing Statement.

(d) Buyer shall, upon Seller’s written request, promptly make available to Seller (i) a copy of all workpapers, financial information and any other books and records utilized by Buyer in the preparation of the Final Closing Statement, and (ii) all personnel, including accounting personnel, of Buyer and its Affiliates involved in the preparation of the Final Closing Statement. Seller shall notify Buyer in writing no later than thirty (30) days following Seller’s receipt of the Final Closing Statement from Buyer that it accepts the Final Closing Statement or that there is a dispute as to an item or items reflected thereon. Such notice shall set forth Seller’s objections, if any, to the Final Closing Statement in reasonable detail. The failure by Seller to give Buyer such notice within such period shall be deemed to constitute Seller’s acceptance of the Final Closing Statement. The parties shall use all Commercially Reasonable Efforts to resolve any such dispute, but if such dispute cannot be resolved by the parties within thirty (30) days after Seller gives notice of such dispute, it shall be referred to Deloitte & Touche LLP, or another nationally recognized independent public accounting firm reasonably satisfactory to both Buyer and Seller (the “Selected Accountants“). The determination of the Selected Accountants regarding such dispute shall be conclusive and binding on each party. One-half of the fees of the Selected Accountants shall be borne by Buyer and one-half shall be borne by Seller.

(e) If the Purchase Price as finally determined pursuant to this Section 2.5 (i) is less than the Estimated Purchase Price, Seller shall pay to Buyer an amount equal to the shortfall, or (ii) is more than the Estimated Purchase Price, Buyer shall pay to Seller an amount equal to the excess. Any such payment pursuant to the preceding sentence shall be made by wire transfer of immediately available U.S. funds, to an account designated by Buyer or Seller, as the case may be, on the later of (x) the second (2nd) Business Day after acceptance by Seller of the Final Closing Statement or (y) the second (2nd) Business Day following resolution (as contemplated by Section 2.5(d)) of any dispute concerning the Final Closing Statement. All payments made pursuant to this Section 2.5(e) shall be accompanied by interest at a rate per annum equal to the prime rate as quoted in the “Money Rates” section of the Wall Street Journal on the Closing Date for the period from the Closing Date through (but excluding) the date such payment is made.

2.6 Closing. The closing of the Copley Midwest Share Purchase, the Copley Springfield Asset Purchase and the other transactions contemplated by this Agreement upon the terms and subject to the conditions set forth herein (the “Closing”) shall take place at the offices of Munger, Tolles & Olson LLP, Los Angeles, California at 10:00 a.m. local time as soon as practicable, but no later than two (2) Business Days after the first date on which all the conditions to Closing set forth in ARTICLE VII and ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived, but in no event later than June 30, 2007, or at such other time, place and date as Buyer and Seller may mutually agree. The date on which the Closing occurs is referred to as the “Closing Date.”

2.7 Closing Obligations. At the Closing:

(a) Seller shall deliver to Buyer the following documents:

(i) stock certificate(s) evidencing all of the issued and outstanding Copley Ohio Common Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer;

(ii) stock certificate(s) evidencing all of the issued and outstanding Copley Peoria Common Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer;

(iii) a duly executed bill of sale for the Copley Springfield Acquired Assets, substantially in the form attached hereto as Exhibit A (the “Bill of Sale”);

(iv) a duly executed instrument of assignment and assumption relating to the transfer of the Copley Springfield Business, substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”);

(v) a duly executed general assignment of intellectual property rights relating to the transfer of the Copley Springfield Intellectual Property, substantially in form attached hereto as Exhibit C (the “IP Assignment”);

(vi) one or more duly executed special warranty deeds for the transfer of the Copley Springfield Owned Real Property, substantially in the form set forth herein as Exhibit D and in form sufficient to permit the applicable title company, if any, to issue title policies to Buyer with respect to such Copley Springfield Owned Real Property;

(vii) a duly executed certificate certifying that Seller is not a foreign person that is subject to withholding under Section 1445 of the Code;

(viii) a duly executed copy of the Transition Services Agreement, if Buyer and Seller mutually agree upon the form of such agreement prior to Closing pursuant to Section 6.3;

(ix) a duly executed copy of a non-competition and non-solicitation agreement in the form attached hereto as Exhibit E (the “Non-Compete Agreement“);

(x) a certificate duly executed by an executive officer of Seller reasonably satisfactory to Buyer (the “Seller Executive”), certifying that the conditions with respect to Seller’s obligations under this Agreement set forth in Sections 7.1 and 7.2 have been satisfied;

(xi) a certificate duly executed by the Secretary of Seller certifying as to (A) the articles of incorporation and bylaws of Seller and each Copley Midwest

Subsidiary being in full force and effect as of the Closing, with a certified copy of the corresponding articles of incorporation and bylaws attached thereto, (B) resolutions having been duly and properly adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement by Seller and being in full force and effect as of the Closing, with a certified copy of such resolutions attached thereto, and (C) the incumbency and signatures of the officers of Seller executing this Agreement and any other documents delivered by Seller at the Closing;

(xii) instruments evidencing the resignation of each director of the Copley Midwest Subsidiaries;

(xiii) certificates of good standing for Seller and each of the Copley Midwest Subsidiaries issued by the Illinois Secretary of State, dated no earlier than ten (10) Business Days prior to the Closing Date; and

(xiv) a receipt duly executed by Seller Executive certifying the receipt from Buyer of the wire transfer of the Estimated Purchase Price in accordance with Section 2.7(b)(i).

(b) Buyer’s Closing Deliveries. Buyer shall deliver to Seller:

(i) the Estimated Purchase Price, by wire transfer in immediately available U.S. funds, to the following account:

Bank Name:	Union Bank of California
ABA #:	122000496
A/C Name:	The Copley Press, Inc.
A/C #:	4004102172

(ii) a duly executed copy of the Assignment and Assumption Agreement;

(iii) a duly executed copy of the IP Assignment;

(iv) a duly executed copy of the Transition Services Agreement, if Buyer and Seller mutually agree upon the form of such agreement prior to Closing pursuant to Section 6.3;

(v) a duly executed copy of the Non-Compete Agreement;

(vi) a certificate duly executed by an executive officer of Buyer Parent reasonably satisfactory to Seller (the “Buyer Executive”), certifying that the conditions with respect to Seller’s obligations under this Agreement set forth in Sections 8.1 and 8.2 have been satisfied;

(vii) a certificate duly executed by the Secretary of Buyer Parent certifying as to (A) the certificate of incorporation and bylaws of each of Buyer and Buyer Parent being in full force and effect as of the Closing, with a certified copy of each such certificate of incorporation and bylaws attached thereto, (B) resolutions having been duly and properly adopted by the Board of Directors of Buyer Parent authorizing the execution, delivery and performance of this Agreement by Buyer and the Parent Guaranty by Buyer Parent and each being in full force and effect as of the Closing, with a certified copy of such resolutions attached thereto, and (C) the incumbency and signatures of the officers of Buyer and Buyer Parent executing this Agreement, the Parent Guaranty and any other documents delivered by Buyer or Buyer Parent at the Closing;

(viii) certificate of good standing for each of Buyer and Buyer Parent issued by the Delaware Secretary of State, dated no earlier than ten (10) Business Days prior to the Closing Date; and

(ix) a receipt duly executed by the Buyer Executive certifying the receipt by Buyer from Seller of the Copley Ohio Common Shares and the Copley Peoria Common Shares.

2.8 Allocation. Buyer and Seller agree that the Purchase Price (which for purposes of this Section 2.8 shall include any Liabilities required to be treated as part of the Purchase Price for U.S. federal income tax purposes), as may be adjusted pursuant to Section 2.5, shall be allocated to the Copley Ohio Common Shares, the assets of Copley Ohio, the Copley Peoria Common Shares and the Copley Springfield Acquired Assets for all purposes (including Tax and financial accounting purposes) in a manner to be agreed by the parties through their good faith efforts following the Effective Date (the “Allocation”); provided, however, that if Buyer and Seller are unable to reach a good faith agreement on the Allocation by the forty-fifth (45th) day following the Closing Date, the determination of the matter or matters with respect to which there is disagreement shall be made by Deloitte & Touche LLP, or another nationally recognized independent public accounting firm reasonably satisfactory to both Buyer and Seller. Following the Closing, Buyer and Seller shall (a) be bound by the Allocation for all purposes, including for determining any income Taxes for all periods ending on or after the Closing Date, (b) prepare and file, and cause their Affiliates to prepare and file, all income Tax Returns on a basis consistent with the Allocation for all periods ending on or after the Closing Date, and (c) take no position, and cause their Affiliates to take no position, inconsistent with the Allocation on any such income Tax Return or in any Proceedings before any Tax Authority relating to any such income Tax Return. In the event the Allocation is audited or disputed by any Tax Authority, or otherwise, the party receiving notice thereof shall promptly notify the other party.

2.9 Nontransferability of Assumed Contracts. Notwithstanding Sections 2.2 and 2.3, to the extent that the transfer or assignment of any Contract in connection with the Copley Springfield Asset Purchase is not permitted without the Consent of a third party, this Agreement shall not be deemed to constitute an undertaking to transfer or assign the same if such Consent is not obtained as of the Closing or if such an undertaking otherwise would constitute a breach thereof or cause a loss of benefits thereunder. Following the Closing, the parties hereto shall use, and shall cause their Affiliates to use, all Commercially Reasonable Efforts to (a) obtain any such Consent (provided that neither party shall be required to pay or incur any cost or expense to obtain any such Consent) and, promptly following the obtaining of any such Consent, transfer and assign such Contract to Buyer and cause Buyer to assume the Copley Springfield Assumed Liabilities relating thereto, and (b) until such transfer, assignment and assumption has occurred, cooperate in any reasonable and lawful arrangement designed to provide Buyer with the benefits of such Contract and to relieve Seller from any obligation of such Contract.

2.10 Further Assurances. At and after the Closing, and without further consideration therefor, (a) Seller shall, and shall cause its Affiliates to, execute and deliver to Buyer such further instruments and certificates of conveyance and transfer as Buyer may reasonably request in order to more effectively convey and transfer the Copley Ohio Common Shares, the Copley Peoria Common Shares and the Copley Springfield Acquired Assets to Buyer, and (b) Buyer shall, and shall cause its Affiliates to, execute and deliver to Seller such further instruments and certificates of assumption, novation and release as Seller may reasonably request in order to more effectively make Buyer responsible for all Copley Springfield Assumed Liabilities and release Seller therefrom to the fullest extent permitted under applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Each representation and warranty contained in this Article III is qualified by disclosures made with respect to the Seller Disclosure Schedules. Except with respect to matters set forth in the Seller Disclosure Schedules, Seller hereby represents and warrants to Buyer, as of the Effective Date, as follows:

3.1 Organization and Good Standing. Each of Seller and each of the Copley Midwest Subsidiaries is a corporation (a) duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, (b) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted, and (c) is duly qualified and in good standing to transact business in each U.S. jurisdiction in which the ownership or leasing of its properties or the conduct of its business makes such qualification necessary, except where failures to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

3.2 Authority and Enforceability. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, its performance hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming due execution and delivery by Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding may be brought.

3.3 Non-Contravention. Subject to the provisions of Section 3.4 regarding Consents, the execution and delivery of this Agreement by Seller do not, and Seller’s performance hereunder and the consummation of the transactions contemplated hereby shall not (a) violate any provision of the articles of incorporation or bylaws of Seller or any Copley Midwest Subsidiary, (b) violate or constitute a breach of or default under (with notice or lapse of time, or both), or permit termination, modification or acceleration under, any Copley Midwest Major Contract, except where such violations, breaches, defaults, terminations, modifications and accelerations would not, individually or in the aggregate, have a Material Adverse Effect, (c) violate any Law or Order of any Governmental Authority applicable to Seller or any Copley Midwest Subsidiary, except where such violations would not, individually or in the aggregate, have a Material Adverse Effect, (d) result in the cancellation, modification, revocation or suspension of any Governmental Approval granted to Seller or any Copley Midwest Subsidiary, except where such cancellations, modifications, revocations and suspensions would not, individually or in the aggregate, have a Material Adverse Effect, or (e) result in the imposition or creation of any Lien, except for Permitted Exceptions, upon or with respect to any of the properties or assets of Seller or any Copley Midwest Subsidiary.

3.4 Consents. The execution and delivery by Seller of this Agreement, Seller’s performance hereunder, and the consummation of the transactions contemplated hereby do not require (a) any Consent or trigger any termination right under any Copley Midwest Major Contract, except where failures to obtain such Consents or the triggering of such termination rights would not, individually or in the aggregate, have a Material Adverse Effect, or (b) any Governmental Approval, except (i) for HSR Notifications and (ii) where failures to obtain such Governmental Approval would not, individually or in the aggregate, have a Material Adverse Effect.

3.5 Capitalization; Subsidiaries.

(a) Copley Ohio has an authorized capitalization consisting of 1,000 Copley Ohio Common Shares, all of which are issued and outstanding and held of record by Seller and none of which is held in treasury. All of the issued and outstanding Copley Ohio Common Shares have been duly and validly authorized and are duly and validly issued, fully paid and non-assessable, and none of them have been issued in violation of preemptive or similar rights. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other agreements or rights to purchase or otherwise acquire any shares of capital stock of Copley Ohio, and no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights for which Copley Ohio has any liability. Copley Ohio has no subsidiaries.

(b) Copley Peoria has an authorized capitalization consisting of 1,692,000 Copley Peoria Common Shares, of which 1,000 Copley Peoria Common Shares are issued and outstanding and held of record by Seller and none of which is held in treasury. All of the issued and outstanding Copley Peoria Common Shares have been duly and validly authorized and are duly and validly issued, fully paid and non-assessable, and none of them have been issued in violation of preemptive or similar rights. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other agreements or rights to purchase or otherwise acquire any shares of capital stock of Copley Peoria, and no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights for which Copley Peoria has any liability.

(c) Copley Peoria Sub is the only subsidiary of Copley Peoria. Copley Peoria Sub has an authorized capitalization consisting of 1,000,000 shares of common stock, no par value (each, a “Copley Peoria Sub Common Share”), of which 472,900 Copley Peoria Sub Common Shares are issued and outstanding and held of record by Copley Peoria and none of which is held in treasury. All of the issued and outstanding shares of common stock of Copley Peoria Sub have been duly and validly authorized and are duly and validly issued, fully paid and non-assessable, and none of them have been issued in violation of preemptive or similar rights. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other agreements or rights to purchase or otherwise acquire any shares of capital stock of Copley Peoria Sub, and no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights for which Copley Peoria Sub has any liability.

(d) At the Closing and upon payment by Buyer of the Purchase Price as contemplated by this Agreement, Buyer will acquire from Seller good title to the Copley Ohio Common Shares and the Copley Peoria Common Shares, free and clear of all Liens, except for Liens in favor of Buyer arising out of, under or in connection with this Agreement and restrictions on transfer under applicable federal or state securities Laws.

3.6 Financial Statements. Attached to Section 3.6 of the Seller Disclosure Schedules are true and complete copies of the following financial statements (together, the “Copley Midwest Financial Statements”): (a) the unaudited statement of assets and liabilities of Copley Ohio as of December 31, 2006 (the “Balance Sheet Date”), and the related unaudited statements of revenues and expenses for the twelve (12) month period then ended, (b) the unaudited statement of assets and liabilities of Copley Peoria as of the Balance Sheet Date, and the related unaudited statements of revenues and expenses for the twelve (12) month period then ended, and (c) the unaudited statement of assets and liabilities of the Copley Springfield Business as of the Balance Sheet Date, and the related unaudited statements of revenues and expenses for the twelve (12) month period then ended (the financial statements set forth in this clause (c), the “Copley Springfield Financial Statements”). Other than as set forth on Section 3.6 of the Seller Disclosure Schedules, the Copley Midwest Financial Statements (x) were derived from and in accordance with the books and records (which are accurate and complete in all material respects) of Seller and the Copley Midwest Subsidiaries, consistent with past practice, (y) were prepared in accordance with GAAP, and (z) fairly present, in all material respects, the financial position and results of operations of the applicable entity or business as of the dates and for the applicable periods indicated.

3.7 Absence of Certain Changes or Events. Except as otherwise contemplated, required or permitted by this Agreement, from the Balance Sheet Date to the Effective Date, neither Seller (with respect to the Copley Springfield Business) nor any Copley Midwest Subsidiary has taken any action of the type prohibited by Section 5.3(b) or 5.3(c) and there has not occurred any change, event or circumstance that has resulted in or that is reasonably likely to result in a Material Adverse Effect.

3.8 Undisclosed Liabilities. Neither Seller (with respect to the Copley Springfield Business) nor any Copley Midwest Subsidiary has any liabilities or obligations, whether or not accrued, contingent or otherwise, arising out of or relating to the Copley Springfield Acquired Assets or the operation of the Copley Midwest Business and required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for (a) liabilities reflected or reserved against in the Copley Midwest Financial Statements, (b) liabilities that have arisen after the Balance Sheet Date in the Ordinary Course of Business, none of which, individually or in the aggregate, has had or would be reasonably likely to have, a Material Adverse Effect, (c) liabilities disclosed in this Agreement or in the Seller Disclosure Schedules, including Section 3.6 of the Seller Disclosure Schedules, (d) liabilities contemplated or permitted by, or incurred pursuant to, this Agreement, (e) insurance reserves in connection with workers compensation and general liability insurance, and (f) income Taxes relating to the Copley Midwest Business payable by Seller.

3.9 Title.

(a) Seller has good and valid title to the tangible Copley Springfield Acquired Assets reflected as owned on the Copley Springfield Financial Statements as of the Balance Sheet Date, and good leasehold title to the tangible Copley Springfield Acquired Assets reflected as leased on the Copley Springfield Financial Statements as of the Balance Sheet Date, in each case (i) free and clear of any Liens, except for Permitted Exceptions, and (ii) except for assets sold or otherwise disposed of since the Balance Sheet Date in the Ordinary Course of Business.

(b) The tangible personal property included in the Copley Springfield Acquired Assets and the tangible personal property owned, leased or held by the Copley Midwest Subsidiaries (excluding the Copley Excluded Assets), are in good and serviceable condition and repair (ordinary wear and tear excepted) for property of comparable type, age and usage, and all inventory is of good and usable quality, in each case except for tangible personal property and inventory that is obsolete and no longer used in the Copley Midwest Business or items of below-standard quality, all of which have been written off or written down to, or are reflected at, net realizable value in the Copley Midwest Financial Statements.

(c) All accounts receivable that are reflected on the Copley Midwest Financial Statements have arisen from bona fide transactions in the Ordinary Course of Business and constitute only valid claims which are not subject to any known counterclaims or set-offs, except as reflected in allowances or reserves set forth in the Copley Midwest Financial Statements.

3.10 Major Contracts.

(a) Section 3.10(a) of the Seller Disclosure Schedules sets forth each written contract and written agreement (collectively, the “Copley Midwest Major Contracts”) to which Seller (with respect to the Copley Springfield Business) or a Copley Midwest Subsidiary is a party as of the Effective Date, and (i) the performance of which by its express terms, without taking into consideration options or similar renewals (whether automatic or elective), will involve annual expenditures or receipts by Seller and the Copley Midwest Subsidiaries in excess of $250,000, (ii) which provides for the employment or compensation of any Copley Midwest Employee, involves aggregate annual salary and cash bonus in excess of $100,000, and is not terminable without material penalty, or (iii) which contains any covenant materially limiting the right of Seller to engage in the Copley Springfield Business or the Copley Midwest Subsidiaries to engage in the Copley Midwest Business.

(b) Seller has made available to Buyer by posting to IntraLinks, or otherwise has made available to Buyer, copies of all Copley Midwest Major Contracts that are true and complete in all material respects, in each case subject to Seller’s and the Copley Midwest Subsidiaries’ confidentiality obligations to third parties and any restrictions on disclosure required by such third parties.

(c) Except for any Copley Midwest Major Contracts that have expired in accordance with their terms or terminated for any reason other than a default by Seller or the Copley Midwest Subsidiary that is party thereto, all of the Copley Midwest Major Contracts are in full force and effect in all material respects (except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding may be brought) and such company is not in breach thereof or default thereunder, which breach or default has not been excused or waived, except where such breaches and defaults would not, or would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

3.11 Litigation. There is no Proceeding, at law or in equity, pending against or, to the Knowledge of Seller and the Copley Midwest Subsidiaries, threatened against or affecting Seller (with respect to the Copley Springfield Business) or any Copley Midwest Subsidiary, nor is there any Order of any Governmental Authority or arbitrator outstanding against Seller (with respect to the Copley Springfield Business) or any Copley Midwest Subsidiary, in each case the adverse outcome or effect of which would, or would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect, except for matters that are the subject of Sections 3.15, 3.16, 3.17, 3.18 and 3.19, which are controlled by such Sections without duplication with this Section.

3.12 Compliance with Laws. Seller (with respect to the Copley Springfield Business) and each Copley Midwest Subsidiary is, and at all times during the applicable statute of limitations (or, if there is no applicable statute of limitations, then five (5) years) prior to the Effective Date, has been, in compliance in all respects with all applicable Laws, Orders of Governmental Authorities and Governmental Approvals, except (a) for matters that are the subject of Sections 3.11, 3.13, 3.15, 3.16, 3.17, 3.18 and 3.19, which are controlled by such Sections without duplication with this Section, and (b) where failures to so comply would not, or would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

3.13 Licenses. Seller (with respect to the Copley Springfield Business) and each Copley Midwest Subsidiary possesses all Governmental Approvals necessary to carry on its business in the manner presently conducted, except where failures to possess such Governmental Approvals would not, or would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

3.14 Real Property.

(a) Section 3.14(a) of the Seller Disclosure Schedules sets forth the address and description of each parcel of Copley Midwest Owned Real Property. Except for Permitted Exceptions and for matters that would not, or would not be reasonably likely to, have a Material Adverse Effect:

(i) Seller and the Copley Midwest Subsidiaries have good and marketable fee simple title to each parcel of Copley Midwest Owned Real Property, free and clear of any Liens, except for Permitted Exceptions;

(ii) neither Seller nor any Copley Midwest Subsidiary has leased or otherwise granted to any person the right to use or occupy Copley Midwest Owned Real Property or any portion thereof; and

(iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Copley Midwest Owned Real Property or any portion thereof.

(b) Section 3.14(b) of the Seller Disclosure Schedules sets forth the address of each parcel of Copley Midwest Leased Real Property, and a true and complete list of all leases and subleases for each such parcel of Copley Midwest Leased Real Property. Seller has made available to Buyer by posting to IntraLinks, or otherwise has made available to Buyer, copies of all such leases or subleases that are true and complete in all material respects, in each case subject to Seller’s and the Copley Midwest Subsidiaries’ confidentiality obligations to third parties and any restrictions on disclosure required by such third parties. Except for Permitted Exceptions and for matters that would not have a Material Adverse Effect:

(i) each such lease or sublease constitutes a valid and binding obligation of Seller or Copley Midwest Subsidiary that is party to such agreement, enforceable against such company in accordance with its terms in all material respects; and

(ii) Seller or Copley Midwest Subsidiary that is party to each such lease or sublease is not in breach of or default under such lease or sublease, and no event has occurred that (with notice or lapse of time, or both) would constitute a breach of or default under, or permit termination, modification or acceleration under, such lease or sublease, except where such breaches, defaults, terminations, modifications and accelerations would not, individually or in the aggregate, have a Material Adverse Effect.

(c) To the Knowledge of Seller and the Copley Midwest Subsidiaries, each parcel of Copley Midwest Owned Real Property and Copley Midwest Leased Real Property, and all structures and improvements constructed thereon, comply in all material respects with all legal requirements (including all restrictive covenants and all zoning, building and other laws and regulations) of any Governmental Authority of competent jurisdiction.

(d) To the Knowledge of Seller and the Copley Midwest Subsidiaries and except for ordinary wear and tear, all of the material improvements on the Copley Midwest Owned Real Property, and all of the material leasehold improvements made with respect to the Copley Midwest Leased Real Property, are in adequate operating condition.

3.15 Intellectual Property.

(a) Seller and the Copley Midwest Subsidiaries own, or have the right to use (in each case, free and clear of any Liens, except for Permitted Exceptions), all Copley Midwest Intellectual Property that is necessary to conduct the Copley Midwest Business as currently conducted, except where failures to so own or have the right to use would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The use of any Copley Midwest Intellectual Property by Seller and the Copley Midwest Subsidiaries does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Seller or a Copley Midwest Subsidiary acquired the right to use such Copley Midwest Intellectual Property, except where such infringements, violations and failures to be in accordance would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Neither Seller nor any Copley Midwest Subsidiary has received, or to the Knowledge of Seller and the Copley Midwest Subsidiaries would be reasonably likely to receive, any written notice of any currently pending third-party claim with respect to any Copley Midwest Intellectual Property, the adverse outcome of which would, individually or in the aggregate, have a Material Adverse Effect.

(d) To the Knowledge of Seller and the Copley Midwest Subsidiaries, no person is infringing on or otherwise violating, in any material respect, any right of Seller or any Copley Midwest Subsidiary with respect to any material Copley Midwest Intellectual Property.

3.16 Taxes.

(a) (i) All income Tax Returns and other material Tax Returns showing Taxes to be due and payable that were required to be filed on or before the Effective Date by or on behalf of Seller (with respect to the Copley Springfield Business) and the Copley Midwest Subsidiaries have been filed (or extensions have been duly obtained), (ii) all such Tax Returns were correct and complete in all material respects when filed, (iii) all Taxes shown to be due and payable on such Tax Returns have been paid, and (iv) there are no material Liens, except for Permitted Exceptions, for Taxes upon any of the Copley Springfield Acquired Assets or the assets of any Copley Midwest Subsidiary.

(b) All Taxes that Seller (with respect to the Copley Springfield Business) and the Copley Midwest Subsidiaries have been required to collect or withhold have been duly collected or withheld and, to the extent required, have been duly paid to the proper Tax Authority.

(c) No material deficiencies for Taxes of either Seller (with respect to the Copley Springfield Business) or any Copley Midwest Subsidiary have been claimed, proposed or assessed in writing by any Tax Authority. To the Knowledge of Seller and the Copley Midwest Subsidiaries, there is no pending or threatened Proceeding concerning any Tax liability against Seller (with respect to the Copley Springfield Business) or any Copley Midwest Subsidiary by any Tax Authority, which Proceeding would result in the payment by Seller (with respect to the Copley Springfield Business) or any Copley Midwest Subsidiary of material Taxes.

(d) None of the Copley Midwest Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which is Seller.

(e) None of the Copley Midwest Subsidiaries have made any payments nor is any such person obligated to make payments nor is any such person a party to an agreement that could obligate it to make any payments that would not be deductible under

Section 280G of the Code.

(f) None of the Copley Midwest Subsidiaries has any (i) “excess loss accounts” or (ii) “deferred gains” with respect to any “deferred intercompany transactions” within the meaning of the Treasury Regulations under Section 1502 of the Code.

3.17 Employee Benefits.

(a) Section 3.17(a) of the Seller Disclosure Schedules sets forth (i) each Employee Benefit Plan that Seller (with respect to the Copley Springfield Business) or any Copley Midwest Subsidiary maintains, or any Person (as defined in Section 3(9) of ERISA) which, together with any Copley Midwest Subsidiary, would be deemed to be a “single employer” within the meaning of Section 414 of the Code (each such Person, if any, an “ERISA Affiliate”) maintains, or to which Seller (with respect to the Copley Springfield Business) or any Copley Midwest Subsidiary contributes, and (ii) all employment agreements and retention agreements with Seller or any Copley Midwest Subsidiary providing compensation, severance, retention payments or other benefits to any individual Copley Midwest Employee. Seller has made available to Buyer by posting to IntraLinks, or otherwise has made available to Buyer (x) copies of all such Employee Benefit Plans, employment agreements and retention agreements that are true and complete in all material respects, and (y) copies of all material communications provided to any Copley Midwest Employee with respect to any such Employee Benefit Plan, employment agreement or retention agreement, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in additional material liability to Seller or the Copley Midwest Subsidiaries that does not otherwise arise from existing rights under the terms of any such Employee Benefit Plan, employment agreement or retention agreement.

(b) To the Knowledge of Seller and the Copley Midwest Subsidiaries, there are no pending investigations by any Governmental Authority involving any such Employee Benefit Plan, employment agreement or retention agreement. There are no pending claims (except for claims for benefits payable in the normal operations of any such Employee Benefit Plan, employment agreement ore retention agreement) or Proceedings, at law or in equity, against any such Employee Benefit Plan, employment agreement or retention agreement asserting any rights or claims to benefits under any such Employee Benefit Plan, in each case the adverse outcome of which would, individually or in the aggregate, have a Material Adverse Effect.

(c) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each such Employee Benefit Plan that is an Employee Pension Benefit Plan. All premiums or other payments that are due have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(d) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401(a) of the Code.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Copley Midwest Employee under any such Employee Benefit Plan, employment agreement or retention agreement, except as expressly provided in this Agreement.

(f) Except as may be required by Law, neither Seller nor any Copley Midwest Subsidiary nor any ERISA Affiliate (if any) has announced during the one (1) year prior to the Effective Date any plan or commitment to create any additional Employee Benefit Plans with respect to any Copley Midwest Employees, or to amend or modify any existing Employee Benefit Plan with respect to any Copley Midwest Employees in such a manner as to increase the cost of such Employee Benefit Plan, in any material respect, to Seller, any Copley Midwest Subsidiary or any ERISA Affiliate (if any), respectively.

(g) Each such Employee Benefit Plan, employment agreement and retention agreement is in compliance in all material respects with the requirements prescribed by applicable law currently in effect with respect thereto, and Seller, the Copley Midwest Subsidiaries and the ERISA Affiliates (if any) have performed all material obligations required to be performed by them under, and are not in any material respect in default under or in violation of, any such Employee Benefit Plan, employment agreement or retention agreement.

3.18 Labor Matters.

(a) Section 3.18(a) of the Seller Disclosure Schedules sets forth each collective bargaining agreement or other labor union Contract applicable to the Copley Midwest Employees.

(b) Seller (with respect to the Copley Springfield Business) and the Copley Midwest Subsidiaries have complied with all Laws relating to the employment of labor at all times during the two (2) year prior to the Effective Date, except where failures to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

(c) There are no pending or, to the Knowledge of Seller and the Copley Midwest Subsidiaries, threatened strikes, work stoppages, slowdowns or lockouts against Seller (with respect to the Copley Springfield Business) or any Copley Midwest Subsidiary by any Copley Midwest Employees, and there are no pending unfair labor practice charges, grievances or complaints filed or, to the Knowledge of Seller and the Copley Midwest Subsidiaries, threatened to be filed with any Governmental Authority based on employment or termination of employment of any individual by Seller (with respect to the Copley Springfield

Business) or any Copley Midwest Subsidiary, in each case the adverse outcome of which would, individually or in the aggregate, have a Material Adverse Effect.

3.19 Environmental Matters.

(a) To the Knowledge of Seller and the Copley Midwest Subsidiaries, Seller (with respect to the Copley Springfield Business) and the Copley Midwest Subsidiaries are in compliance with all applicable Environmental Laws, except where failures to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

(b) To the Knowledge of Seller and the Copley Midwest Subsidiaries, no Hazardous Substances have been released into the environment in violation of any applicable Environmental Laws, or in quantities exceeding the reportable quantities as defined under Environmental Laws, at any Copley Midwest Owned Real Property or Copley Midwest Leased Real Property as a result of the acts of Seller or any Copley Midwest Subsidiary.

(c) To the Knowledge of Seller and the Copley Midwest Subsidiaries, neither Seller nor any Copley Midwest Subsidiary has received prior to the Effective Date any written notice of any actual or alleged material violation of any Environmental Laws, or any material liabilities or potential material liabilities, including any investigatory, remedial or corrective obligations, relating to the Copley Midwest Business, except where such violation or liabilities would not, individually or in the aggregate, have a Material Adverse Effect.

3.20 Related Party Transactions. There is no material indebtedness owed by any Copley Midwest Subsidiary or the Copley Springfield Business to Seller or any shareholder, director, officer or employee of Seller (other than a Copley Springfield Employee), or any immediate family member of any of the foregoing. Neither Seller (other than with respect to the Copley Springfield Business) nor any shareholder, director, officer or employee of Seller (other than a Copley Springfield Employee), or any immediate family member of any of the foregoing, owns, in whole or in part, material assets or material facilities of, or provides or causes to be provided material services to, the Copley Midwest Business, other than in his or her capacity as a shareholder, director, officer or employee of Seller.

3.21 Brokers and Finders. Except for Evercore Group L.L.C., whose fees shall be paid by Seller, no agent, broker, investment banker, intermediary, finder or firm acting on behalf of Seller or the Copley Midwest Subsidiaries is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Seller or any Copley Midwest Subsidiary in connection with the execution and delivery of this Agreement, Seller’s performance hereunder, or the consummation of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the Effective Date, as follows:

4.1 Organization and Good Standing. Buyer is a corporation (a) duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, (b) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted, and (c) is duly qualified and in good standing to transact business in each U.S. jurisdiction in which the ownership or leasing of its properties or the conduct of its business makes such qualification necessary, except where failures to be so qualified and in good standing would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations hereunder or the consummation of the transactions contemplated hereby. Buyer is an indirect, wholly owned subsidiary of Buyer Parent.

4.2 Authority and Enforceability. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer, its performance hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due execution and delivery by Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding may be brought.

4.3 Non-Contravention. Subject to the provisions of Section 4.4 regarding Consents, the execution and delivery of this Agreement by Buyer do not, and Buyer’s performance hereunder and the consummation of the transactions contemplated hereby shall not (a) violate any provision of the certificate of incorporation or bylaws of Buyer, (b) violate or constitute a breach of or default under (with notice or lapse of time, or both), or permit termination, modification or acceleration under, any Contract to which Buyer is party or by which Buyer’s assets are bound, except where such violations, breaches, defaults, terminations, modifications and accelerations would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations under this Agreement or the consummation of the transactions contemplated hereby, or (c) violate any Law or Order of any Governmental Authority applicable to Buyer, except where such violations would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations under this Agreement or the consummation of the transactions contemplated hereby.

4.4 Consents. The execution and delivery by Buyer of this Agreement, Buyer’s performance hereunder, and the consummation of the transaction contemplated hereby do not require (a) any Consent under any Contract to which Buyer is party or by which Buyer’s assets are bound, except where failures to obtain such Consents would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations under this Agreement or the consummation of the transactions contemplated hereby, or (b) any Governmental Approval, except (i) for HSR Notifications and (ii) where failures to obtain such Governmental Approval would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations under this Agreement or the consummation of the transactions contemplated hereby.

4.5 Litigation. There is no Proceeding, at law or in equity, pending against or, to the Knowledge of Buyer, threatened against or affecting Buyer, nor is there any Order of any Governmental Authority or arbitrator outstanding against Buyer, in each case the adverse outcome of which would, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations under this Agreement or the consummation of the transactions contemplated hereby.

4.6 Brokers and Finders. No agent, broker, investment banker, intermediary, finder or firm acting on behalf of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Buyer in connection with the execution and delivery of this Agreement, Buyer’s performance hereunder, or the consummation of the transactions contemplated hereby.

4.7 Financial Capability. Buyer currently has, and at all times prior to Closing will have, sufficient immediately available U.S. funds to enable Buyer to make payment of the Purchase Price, to permit Buyer to perform in a timely manner all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. Buyer’s ability to consummate the Copley Midwest Share Purchase, the Copley Springfield Asset Purchase and the other transactions contemplated by this Agreement is not contingent upon its ability to obtain any financing whatsoever.

4.8 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and excluding the effect of any inaccuracy of the representations and warranties contained in ARTICLE III: (a) Buyer has not incurred debts beyond its ability to pay such debts as they mature or become due and the then present fair salable value of the assets of Buyer shall exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (b) the assets of Buyer, at a fair valuation, shall exceed its respective debts (including the probable amount of all contingent liabilities) and (c) Buyer shall not have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with any of the transactions contemplated hereby with the intent to hinder, delay or defraud creditors of Seller or its Affiliates.

4.9 Investment Intention.

(a) Buyer is acquiring the Copley Ohio Common Shares and the Copley Peoria Common Shares from Seller for investment for its own account and not with a view to, or for the offer and sale in connection with, any distribution thereof in violation of any applicable securities Law. Buyer has not, directly or indirectly, offered any Copley Ohio Common Shares or Copley Peoria Common Shares to any person, nor solicited any offer to buy any Copley Ohio Common Shares or Copley Peoria Common Shares from any person, so as to bring the offer and sale of any Copley Ohio Common Shares or Copley Peoria Common Shares within the registration requirements of any applicable securities Law. Buyer acknowledges that the Copley Ohio Common Shares and the Copley Peoria Common Shares have not been registered for offer or sale under the Securities Act of 1933, as amended (the “Securities Act”), or other applicable securities Law (including state or foreign securities Law), and that the Copley Ohio Common Shares and the Copley Peoria Common Shares may not be transferred, sold or offered for sale, except pursuant to the registration provisions of the Securities Act or other applicable securities Law, or pursuant to any exemption therefrom.

(b) Buyer is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act. Buyer and its representatives have undertaken an independent investigation and verification of the business, operations and financial condition of Seller, the Copley Midwest Subsidiaries and the Copley Midwest Business. Buyer confirms that Seller and the Copley Midwest Subsidiaries have provided it and its representatives the opportunity to ask questions of the officers and management-level employees of Seller and the Copley Midwest Subsidiaries and to acquire such additional information about the business, operations and financial condition of Seller, the Copley Midwest Subsidiaries and the Copley Midwest Business as requested by Buyer, and all such information has been received.

4.10 FCC Matters. There are no facts relating to Buyer or any of its Affiliates under the Communications Act of 1934, as amended (and all rules, regulations and written policies thereunder) that would disqualify any of them from obtaining control of the Copley Ohio Publications, the Copley Peoria Publications or the Copley Springfield Publications or that would prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations under this Agreement or the consummation of the transactions contemplated hereby. Without limiting the foregoing, it is not necessary for Buyer or any of its Affiliates to seek or obtain any waiver from the Federal Communications Commission, dispose of any interest in any media or communications property or interest, terminate any venture or arrangement, or effectuate any change or restructuring of its ownership (including the removal or withdrawal of directors or officers or the conversion or repurchase of equity securities in Buyer or any of its Affiliates) to avoid any delay or other limitation in the performance by Buyer of Buyer’s obligations under this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE V

COVENANTS

5.1 Cooperation. Each of Buyer and Seller shall use its reasonable best efforts, and shall cause its Affiliates to use their reasonable best efforts, to consummate the Copley Midwest Share Purchase, the Copley Springfield Asset Purchase and the other transactions contemplated by this Agreement as soon as practicable following the Effective Date. Each of Buyer and Seller shall cooperate with the other party, and use all reasonable best efforts, to (a) procure all necessary and appropriate Consents and Governmental Approvals, complete and file all necessary and appropriate applications, notifications, filings and certifications, and satisfy all requirements prescribed by Law for, and all conditions set forth in this Agreement to, the consummation of the transactions contemplated hereby or thereby, and (b) effect the Copley Midwest Share Purchase, the Copley Springfield Asset Purchase and the other transactions contemplated by this Agreement at the earliest practicable date consistent with the terms hereof. Without limiting the generality of the foregoing, each of Buyer and Seller shall (i) cooperate in good faith and take all actions necessary, appropriate or advisable to file expeditiously and diligently the HSR Notifications with the Federal Trade Commission and the Department of Justice pursuant to the HSR Act, (ii) use its reasonable best efforts to prosecute such filings and respond to inquires related thereto to a favorable conclusion, (iii) not extend any waiting period under the HSR Act or enter into any agreement not to consummate the Copley Midwest Share Purchase, the Copley Springfield Asset Purchase and the other transactions contemplated by this Agreement, except with the prior written consent of the other party, and (iv) use its reasonable best efforts to avoid entry of (or to have vacated or terminated) any decree, order or judgment that would restrain, prevent or delay the Closing. In furtherance and not in limitation of the covenants of Buyer set forth in this Section 5.1, Buyer shall take all actions (including holding separate or divesting, or agreeing to hold separate or divest, any of the businesses, services, products or assets of Buyer and its Affiliates, or committing to limit the freedom of action of the Copley Midwest Subsidiaries and the Copley Midwest Business from and after the Closing with respect to the ability to retain businesses, services, products or assets) as may be necessary to obtain antitrust clearance of the consummation of the transactions contemplated by this Agreement, including any clearance required under the HSR Act to consummate the Copley Midwest Share Purchase, the Copley Springfield Asset Purchase and the other transactions contemplated by this Agreement; provided, that, the taking of such actions may be conditioned upon the consummation of the Copley Midwest Share Purchase, the Copley Springfield Asset Purchase and the other transactions contemplated by this Agreement. In addition, subject to Section 11.4 and except as prohibited by Law, each of Buyer and Seller shall (x) promptly notify the other party of any written communication to such party from any Governmental Authority regarding antitrust matters and permit such other party to review in advance any proposed written communication to any such Governmental Authority, and (y) not participate in any meetings or substantive discussions with any Governmental Authority with respect to antitrust matters without offering the other party a meaningful opportunity to participate in such meetings or discussions.

5.2 Access. Between the Effective Date and the Closing Date, Seller shall afford the employees, authorized agents and representatives of Buyer, at Buyer’s sole expense, reasonable access, at reasonable times during normal business hours, to the personnel, premises, properties, books and records, and financial, operating and other data of Seller (with respect to the Copley Springfield Business) and the Copley Midwest Subsidiaries as Buyer may reasonably request; provided, that, Seller shall not be required to take any action beyond Commercially Reasonable Efforts or that would unreasonably disrupt its normal operations. The foregoing shall not require Seller to permit any inspection, or to disclose any information, that in its reasonable judgment is reasonably likely to result in the waiver of any attorney-client privilege, the disclosure of any protected Copley Midwest Intellectual Property of any third party, or the violation of any of its obligations with respect to confidentiality. All requests for information made pursuant to this Section 5.2 shall be directed by Buyer to Dean Dwyer, Vice President of Finance and Chief Financial Officer of Seller, or such other officer as may be designated from time to time by Seller to receive such requests.

5.3 Conduct of Business. From the Effective Date to the earlier of the Closing Date or the termination of this Agreement, except (i) as otherwise contemplated, required or permitted by this Agreement, (ii) as may be required by applicable Law, (iii) as required by a Governmental Authority of competent jurisdiction, (iv) for matters set forth on Section 5.3 of the Seller Disclosure Schedules, and (v) to the extent Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Seller agrees as to itself (with respect to the Copley Springfield Business) and the Copley Midwest Subsidiaries that:

(a) Seller (with respect to the Copley Springfield Business) shall, and shall cause each of the Copley Midwest Subsidiaries to, carry on its business in the Ordinary Course of Business and use all Commercially Reasonable Efforts to preserve intact its business organization and relationships with customers, suppliers and others having material business relationships with it; provided, however, that no action by Seller or any Copley Midwest Subsidiary with respect to matters specifically addressed by any provision of Section 5.3(b) or 5.3(c) shall be deemed a breach of this Section 5.3(a) unless such action would constitute a breach of one or more of the provisions of Section 5.3(b) or 5.3(c).

(b) Without limiting the generality of the foregoing, Seller (with respect to the Copley Springfield Business) shall not, and shall not permit any Copley Midwest Subsidiary to:

(i) incur or commit to any capital expenditure in excess of the aggregate amount set forth in the capital expenditure budget therefor;

(ii) incur any indebtedness for borrowed money;

(iii) create or permit any Lien on any fixed assets of the Copley Midwest Business, except for Permitted Exceptions;

(iv) purchase or sell assets having a value in excess of $2,500,000 individually or in the aggregate, outside the Ordinary Course of Business;

(v) enter into any Copley Midwest Major Contract, or waive any material right under, or enter into a material amendment of, any existing Copley Midwest Major Contract, except (x) as otherwise permitted by Section 5.3(b)(vii), (y) in the Ordinary Course of Business with respect to advertising and other revenue-generating Copley Midwest Major Contracts, and (z) in the Ordinary Course of Business with respect to any other Copley Midwest Major Contracts, it being understood that for purposes of this Section 5.3(b)(v)(z) only, “Ordinary Course of Business” shall not include any such action that would result in the Copley Midwest Business assuming a Liability in excess of $100,000 that is not cancelable within ninety (90) days;

(vi) except in the Ordinary Course of Business, increase the compensation of the Copley Midwest Employees or enter into, amend or terminate any Employee Benefit Plan of Seller, in each case with respect to any Copley Midwest Employee;

(vii) enter into, amend or terminate any Employee Benefit Plan listed on Section 6.1 of the Seller Disclosure Schedules, any collective bargaining agreement or other labor union Contract (except in the Ordinary Course of Business in connection with or following the expiration of any collective bargaining agreement or other labor union Contract listed on Section 3.18(a) of the Seller Disclosure Schedules), any employment agreement or any retention agreement, in each case with respect to any Copley Midwest Employee; or

(viii) make any change in any method of accounting for financial reporting, except for any such change after the Effective Date required by reason of a concurrent change in or authoritative interpretation of GAAP.

(c) Seller shall not permit any Copley Midwest Subsidiary to:

(i) amend its articles of incorporation or bylaws;

(ii) issue, sell, transfer or dispose of, or redeem, purchase or acquire, any shares of its capital stock or other equity interests, or grant any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other agreements or rights to purchase or otherwise acquire any shares of its capital stock or other equity interests, or grant any stock appreciation, phantom stock, profit participation, or similar rights;

(iii) effect any recapitalization, reclassification, stock split or like change in its capitalization; or

(iv) declare or pay any non-Cash dividends on or make other non-Cash distributions in respect of any of its capital stock or other equity interests.

5.4 Alternative Transactions. Seller agrees that from the Effective Date to the earlier of the Closing Date or the termination of this Agreement, it shall not, and shall cause its representatives not to, directly or indirectly, other than pursuant to the terms of this Agreement, (a) enter into any negotiations, discussions or agreements with any third parties, other than Buyer and its representatives, with respect to an Alternative Transaction, or (b) solicit, accept, approve or facilitate any proposals or offers from any third parties, other than Buyer and its representatives, with respect to an Alternative Transaction.

5.5 HSR Fees. Buyer shall be responsible for any and all HSR Fees, and shall pay such fees upon such fees becoming due and payable.

5.6 Copley Excluded Assets and Copley Excluded Liabilities. At or prior to Closing, Seller shall use all Commercially Reasonable Efforts to separate the Copley Excluded Assets and Copley Excluded Liabilities from the Copley Midwest Business, such that Buyer shall not, directly or indirectly, acquire any Copley Excluded Assets or assume any Copley Excluded Liabilities in connection with the Copley Midwest Share Purchase, the Copley Springfield Asset Purchase and the other transactions contemplated hereby. In connection with this Section 5.6, Seller shall, at or prior to Closing, cause each Copley Midwest Subsidiary to pay Seller all of its Cash, in the form of a dividend or a redemption, and shall cancel all remaining intercompany debt and other intercompany obligations and intercompany receivables as between Seller, on the one hand, and the Copley Midwest Subsidiaries and the Copley Springfield Business, on the other, and all remaining guarantees issued by any Copley Midwest Subsidiary in support of any indebtedness for borrowed money of Seller. Buyer acknowledges and agrees that the Copley Midwest Business currently receives from Seller and its Affiliates certain corporate services, including those related to administration, treasury, legal, tax, human resources, facilities management, information technology, risk management, finance, accounting, payroll and group purchasing plans (including newsprint purchasing). Buyer further acknowledges and agrees that on and after the Closing, the Copley Midwest Business shall no longer be entitled to receive, and will not receive, any such services, except as expressly provided in the Transition Services Agreement.

5.7 Bulk Transfer Laws. Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the sale of the Copley Springfield Acquired Assets to Buyer.

5.8 Publicity. Any public announcement, whether by press release or otherwise, with respect to the subject matter of this Agreement shall be mutually approved by Buyer and Seller, except to the extent required by applicable Law.

5.9 Directors’ and Officers’ Indemnification. For a period of not less than six (6) years from the Closing Date, Buyer shall use its Commercially Reasonable Efforts to cause each of the Copley Midwest Subsidiaries to exculpate, indemnify, advance expenses to and hold harmless all of its past and present directors, officers, employees and agents for any acts or omissions occurring at or prior to the Closing in accordance with, and as limited by, the terms and conditions of the organizational documents of the applicable Copley Midwest Subsidiary in effect as of the Effective Date and any applicable insurance coverage. In the event that any claim for indemnification or advancement of expenses is asserted or made within such six (6) year period, all rights to indemnification and advancement of expenses shall continue until such claim is disposed of or all Orders of any Governmental Authorities in connection with such claim are fully satisfied. The obligations of Buyer under this Section 5.9 shall not in any way restrict or negate Seller’s indemnification obligations under ARTICLE X and any amounts paid by Buyer under this Section 5.9 may be included in “Damages” under ARTICLE X, subject to all of the terms and conditions of ARTICLE X.

5.10 Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

(a) Tax Indemnification.

(i) Seller shall indemnify and hold Buyer and its Affiliates harmless from and against (A) all Taxes (or the non-payment thereof) of the Copley Midwest Subsidiaries and of Seller (with respect to the Copley Springfield Business) for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (B) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any Copley Midwest Subsidiary is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (C) any and all Taxes of any person (other than the Copley Midwest Subsidiaries) imposed on any Copley Midwest Subsidiary as a transferee or successor, by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction (other than an event or transaction of Buyer or its Affiliates) occurring before the Closing; provided, however, that in the case of clauses (A), (B) and (C) above, Seller shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Copley Midwest Financial Statements, as such reserve is adjusted from time to time through the Closing consistent with past practice of Seller and the Copley Midwest Subsidiaries in filing their Tax Returns and as such reserve may be adjusted in the final determination of Closing Working Capital pursuant to Section 2.5.

(ii) Buyer shall indemnify and hold Seller and its Affiliates harmless from and against all Taxes (or the non-payment thereof) relating to the income or activities of any Copley Midwest Subsidiary for all taxable periods that are not Pre-Closing Tax Periods.

(iii) If a claim shall be made by any Tax Authority with respect to Taxes, which, if successful, might result in an indemnity payment to a party pursuant to this Section 5.10, the procedures set forth in Section 10.3 shall apply.

(b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for the Pre-Closing Tax Period shall be determined based on (i) in the case of any Taxes measured by income or receipts, an interim closing of the books as of the close of business on the Closing Date, and (ii) in the case of any other Taxes, the number of days in the applicable Tax Period up to and including the Closing Date.

(c) Section 338(h)(10) Election. With respect to the Copley Ohio Share Purchase, Buyer and Seller shall timely make a joint election under Section 338(h)(10) of the Code and comparable provisions of state law with respect to the purchase and sale of the Copley Ohio Common Shares (a “Section 338(h)(10) Election”), and shall timely file executed copies of IRS Form 8023, the required schedules thereto and any similar state forms, with the proper authorities. Seller shall include any income, gain, loss or deduction resulting from the Section 338(h)(10) Election on its Tax Return to the extent required by applicable Law and shall pay any Tax imposed on Seller attributable to the making of the Section 338(h)(10) Election.

(d) Responsibility for Filing Tax Returns. Seller shall include the income of the Copley Midwest Subsidiaries on Seller’s consolidated federal and state Tax Returns for all periods through the Closing Date and pay any federal or state Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, Seller shall cause the Copley Midwest Subsidiaries to join in Seller’s consolidated federal or state Tax Return and, in jurisdictions requiring separate reporting, to file separate company state and local Tax Returns. All such Tax Returns shall be prepared and filed by Seller in a manner consistent with past practice, except as required by a change in applicable Law. Buyer shall cause the Copley Midwest Subsidiaries to furnish information to Seller as reasonably requested by Seller to allow Seller to satisfy its obligations under this Section 5.10. Buyer shall, and shall cause it Affiliates to, consult and cooperate with Seller as to any elections to be made on Tax Returns of any Copley Midwest Subsidiary for periods ending on or before the Closing Date; provided, that, except as required by applicable Law, Seller shall not cause any new or different elections to be made if such elections would be reasonably expected to have a Material Adverse Effect on the Copley Midwest Business, taken as a whole. Buyer and Seller agree to report all transactions not in the Ordinary Course of Business occurring on the Closing Date after Buyer’s purchase of the stock of the Copley Midwest Subsidiaries on Buyer’s federal income Tax Return to the extent permitted by Reg. §1.1502-76(b)(1)(ii)(B). Buyer agrees to indemnify Seller for any additional Tax owed by Seller (including Tax owed by Seller due to this indemnification payment) resulting from any transaction engaged in by the Copley Midwest Subsidiaries not in the Ordinary Course of Business occurring on the Closing Date after Buyer’s purchase of the stock of the Copley Midwest Subsidiaries. Buyer shall cause the Copley Midwest Subsidiaries to file Tax Returns for all periods other than periods ending on or before the Closing Date; provided, that, with respect to any Straddle Period, Buyer shall provide Seller with a reasonable opportunity to review and consult with Buyer on any such Tax Returns and shall incorporate such changes as Buyer, in its exercise of good faith, determines are not unreasonable.

(e) Cooperation on Tax Matters. Each of Buyer and Seller shall, and Buyer shall cause its Affiliates to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns with respect to the Copley Midwest Subsidiaries or the Copley Midwest Business and any audit, litigation or other Proceeding with respect to Taxes, including any Tax Claim. Such cooperation shall include the retention and (upon the request of the other party) the provision of records and information that are reasonably relevant to any such Tax Returns or audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree, and Buyer shall cause its Affiliates, (A) to retain all books and records with respect to Tax matters relating to the Copley Midwest Subsidiaries for any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Seller shall, and Buyer shall cause its Affiliates to, allow such party to take possession of such books and records. Buyer and Seller further agree, upon request, to use, and Buyer shall cause its Affiliates to use, their respective Commercially Reasonable Efforts to obtain any certificate or other document from any Tax Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to any of the transactions contemplated by this Agreement).

(f) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Copley Midwest Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Copley Midwest Subsidiaries shall not be bound thereby or have any liability thereunder.

(g) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid by Buyer. Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

5.11 Books and Records.

(a) From and after the Closing, Buyer shall, and shall cause its Affiliates to, retain all books and records relating to the Copley Springfield Acquired Assets, Copley Springfield Assumed Liabilities, the Copley Midwest Subsidiaries and the Copley Midwest Business for a period of six (6) years after the Closing Date. In addition to the foregoing, from and after the Closing, each of Buyer and Seller shall, and shall cause its Affiliates to, afford to the other party hereto, and its counsel, accountants and other authorized agents and representatives, during normal business hours, upon reasonable notice and upon the execution and delivery of a confidentiality and non-disclosure agreement in customary form and substance (which shall include appropriate exceptions for disclosure relating to Tax matters), reasonable access to the personnel, books, records and other data relating to the Copley Springfield Acquired Assets, Copley Springfield Assumed Liabilities, the Copley Midwest Subsidiaries and the Copley Midwest Business and any New Buyer Employees in its and its Affiliates’ possession or employment, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (i) to facilitate the investigation, litigation and final disposition of any claims or audits which may have been or may be made against any such party or its Affiliates, (ii) for the preparation of Tax Returns and other documents and reports that such party or its Affiliates are required to file with Governmental Authorities, (iii) for accounting purposes (including for purposes of preparing closing financial statements, and closing the books and records, of the Copley Midwest Business or the Copley Midwest Subsidiaries) and (iv) for any other reasonable business purpose. The foregoing shall not require any party to permit any inspection, or to disclose any information, that in its reasonable judgment, upon the advice of outside counsel, is reasonably likely to result in the waiver of any attorney-client privilege.

(b) No later than thirty (30) days following the Closing Date, Buyer shall, and shall cause its Affiliates to, close the books and records of the Copley Midwest Business and the Copley Midwest Subsidiaries as of the Closing Date in a manner consistent with Seller’s past practice for fiscal year-end closing of books and records.

(c) Seller may retain (i) CD copies of the materials included on IntraLinks in connection with the Auction, the Copley Midwest Share Purchase, the Copley Springfield Asset Purchase and the other transactions contemplated by this Agreement, together with CD copies of all documents referred to in such materials, (ii) all internal correspondence and memoranda, valuations, investment banking presentations and bids received from other persons in connection with the Auction, the Copley Midwest Share Purchase, the Copley Springfield Asset Purchase and the other transactions contemplated by this Agreement, and (iii) copies of all consolidated and combined financial information and all other accounting records prepared or used in connection with the preparation of the Copley Midwest Financial Statements.

5.12 “As Is, Where Is” Purchase. BUYER ACKNOWLEDGES THAT IT WILL, SUBJECT TO SELLER’S EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND OBLIGATIONS UNDER THIS AGREEMENT, ACQUIRE THE COPLEY MIDWEST SUBSIDIARIES AND THE COPLEY SPRINGFIELD BUSINESS ON AN “AS IS, WHERE-IS” BASIS, WITH ALL FAULTS, IN RELIANCE UPON BUYER’S INSPECTION THEREOF. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND WITHOUT LIMITING SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES, SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER WITH RESPECT TO ANY OF THE ASSETS OR LIABILITIES OF ANY COPLEY MIDWEST SUBSIDIARY OR THE COPLEY SPRINGFIELD BUSINESS, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATIONS OR WARRANTIES CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OF

CONDITION, OR STATE OF REPAIR OF THE ASSETS OF ANY COPLEY MIDWEST SUBSIDIARY OR THE COPLEY SPRINGFIELD BUSINESS, OR (B) THE MERCHANTABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY PERSONAL OR REAL PROPERTY OWNED OR LEASED BY ANY COPLEY MIDWEST SUBSIDIARY OR THE COPLEY SPRINGFIELD BUSINESS. BUYER HEREBY EXPRESSLY DISCLAIMS THE IMPLIED WARRANTY OF HABITABILITY, THE IMPLIED WARRANTY OF MERCHANTABILITY, THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND ALL EXPRESS OR IMPLIED WARRANTIES RELATING TO THE QUALITY OF OR OTHERWISE RELATING TO THE PHYSICAL CONDITION OF THE ASSETS OF ANY COPLEY MIDWEST SUBSIDIARY OR THE COPLEY MIDWEST BUSINESS.

5.13 Disclaimer Regarding Financial Data and Projections. In connection with Buyer’s investigation of the Copley Springfield Acquired Assets, the Copley Springfield Assumed Liabilities, the Copley Midwest Subsidiaries and the Copley Midwest Business, Buyer has received from Seller and its representatives certain (a) financial data, (b) projections and other forecasts and (c) business plan information, in each case relating to the Copley Springfield Acquired Assets, the Copley Springfield Assumed Liabilities, the Copley Midwest Subsidiaries and the Copley Midwest Business. Buyer acknowledges that (w) there are uncertainties inherent in attempting to make any projections and other forecasts and plans, (x) Buyer is familiar with such uncertainties, (y) Buyer is taking full responsibility for making its own evaluation of the adequacy and, except as expressly set forth in ARTICLE III, accuracy of all financial data, projections and other forecasts and plans so furnished to it, and (z) except in connection with a breach of ARTICLE III, which is governed by ARTICLE X, Buyer shall have no claim against any person with respect thereto. Accordingly, except as expressly set forth in ARTICLE III, Buyer acknowledges that Seller has not made, and is not making, any representation or warranty with respect to such financial data, projections, forecasts or plans.

5.14 Title Work. Seller shall cooperate with Buyer and deliver such materials as are reasonably requested by Buyer in order for Buyer to obtain title policies for each parcel of Copley Springfield Owned Real Property chosen by Buyer to be insured.

ARTICLE VI

EMPLOYEE MATTERS

6.1 New Buyer Employees.

(a) On the Closing Date:

(i) Seller shall terminate the employment of each Copley Springfield Employee effective as of the Closing, and Buyer shall offer employment effective as of the Closing to each such Copley Springfield Employee, including each such Copley Springfield Employee on vacation or leave of absence (including disability leave, medical leave, workers’ compensation leave or leave due to pregnancy and whether or not such Copley Springfield Employee returns to active employment with Buyer or its Affiliates).

(ii) Buyer shall cause Copley Ohio to offer continued employment effective as of the Closing to each Copley Ohio Employee, including each such Copley Ohio Employee on vacation or leave of absence (including disability leave, medical leave, workers’ compensation leave or leave due to pregnancy and whether or not such Copley Ohio Employee returns to active employment with Buyer or its Affiliates).

(iii) Buyer shall cause Copley Peoria and Copley Peoria Sub to offer continued employment effective as of the Closing to each Copley Peoria Employee, including each such Copley Peoria Employee on vacation or leave of absence (including disability leave, medical leave, workers’ compensation leave or leave due to pregnancy and whether or not such Copley Peoria Employee returns to active employment with Buyer or its Affiliates).

(iv) Seller shall terminate the employment of each Copley News Service Midwest Employee effective as of the Closing, and Buyer shall, or shall cause one of the Copley Midwest Subsidiaries to, offer employment effective as of the Closing to each such Copley News Service Midwest Employee, including each such Copley News Service Midwest Employee on vacation or leave of absence (including disability leave, medical leave, workers’ compensation leave or leave due to pregnancy and whether or not such Copley News Service Midwest Employee returns to active employment with Buyer or its Affiliates).

(b) All such offers of employment or continued employment shall be at no less than the same base cash compensation levels in effect with Seller and the Copley Midwest Subsidiaries with respect to such employees as of immediately prior to the Effective Date and shall be on other terms and conditions, including with respect to benefits, similar on the whole to the benefits provided by Buyer Parent to Buyer Parent’s similarly situated employees as of immediately prior to the Effective Date; provided, that, with respect to the collective bargaining agreements and other labor union Contracts listed on Section 3.18(a) of the Seller Disclosure Schedules, Buyer shall comply (or, as appropriate, cause the Copley Midwest Subsidiaries to comply) with the terms and conditions thereof, including with respect to the providing of benefits. Each such employee shall be deemed to have accepted such offer of employment or continued employment unless he or she affirmatively declines such offer. Neither Seller nor its directors, officers or Affiliates shall either directly or indirectly induce or encourage any such employee to decline such offer of employment or continued employment or become employed by Seller. Such employees who accept, or are deemed to have accepted, such offers of employment or continued employment shall be referred to herein collectively as “New Buyer Employees.”

(c) Except as otherwise set forth in this ARTICLE VI or the Transition Services Agreement, on and after the Closing, Seller shall be responsible for, and covenants to pay or otherwise discharge: (a) all Liabilities under the Employee Benefit Plans of Seller, and (b)

all pay and benefits to which any New Buyer Employee or any Copley Midwest Employee who does not become a New Buyer Employee may be entitled as a result of the employment of such New Buyer Employee or Copley Midwest Employee by Seller or any Copley Midwest Subsidiary prior to the Closing, including accrued payroll, bonus or incentive compensation, workers compensation benefits, disability benefits, vacation pay (including in connection with accrued but unpaid vacation time), sick pay, retention payments, and severance pay in accordance with Seller’s general severance plan; provided, that, with respect to any such Liabilities or benefits that are reflected in Closing Working Capital or on Section 6.1 of the Seller Disclosure Schedules, on and after the Closing, Buyer, and not Seller, shall be responsible for, and covenants to pay or otherwise discharge, such Liabilities or benefits. For so long as Seller has any responsibility for workers compensation benefits relating to New Buyer Employees under this Section 6.1(c), Buyer agrees (x) to continue Seller’s existing Continuation of Modified Duty (Return to Work) Programs for Injured Employees, including providing modified duty assignments for injured employees until they have been deemed to reach maximum medical improvement for all workers compensation claims, (y) to require (or, as appropriate, cause the Copley Midwest Subsidiaries to require) that New Buyer Employees actively engage in quarterly workers compensation claim review meetings and discussions with Seller’s workers compensation insurance carrier, workers compensation insurance attorneys and the Copley Loss Control Manager, to the extent they participated in such meetings and discussions prior to the Closing, and (z) to provide to Seller upon request any information related to injured employee work status and payroll and any other employment information reasonably requested by Seller in order for Seller to resolve open workers compensation claims.

(d) As of the Closing, Seller shall assign to Buyer, and Buyer shall assume, all employment agreements and retention agreements between Seller and any individual Copley Midwest Employee who becomes a New Buyer Employee. On and after the Closing, Seller shall be responsible for, and covenants to pay or otherwise discharge, any termination, severance or change of control payment due and payable under any such employment agreement or retention agreement; provided, that, if the New Buyer Employee who is party to such agreement remains employed by Buyer Parent or any of its Affiliates through December 31, 2007, then Buyer, and not Seller, shall be responsible for, and covenants to pay or otherwise discharge, any such payment.

6.2 Employee Benefits. Except as otherwise set forth in this ARTICLE VI or the Transition Services Agreement, as of the Closing:

(a) The New Buyer Employees shall cease to be eligible participants in the Employee Benefit Plans of Seller (collectively, the “Old Plans”). Schedule A attached hereto sets forth the Employee Benefit Plans (collectively the “New Plans”) that Buyer will offer, or will cause the Copley Midwest Subsidiaries to offer, to the New Buyer Employees effective as of the Closing Date in lieu of the Old Plans.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the New Plans, each New Buyer Employee shall, subject to applicable Law and applicable tax qualification requirements, be credited with his or her years of service with Seller or its Affiliates, including the Copley Midwest Subsidiaries, and any predecessor employer to the same extent as such New Buyer Employee was entitled, immediately prior to the Closing, to such credit for service under a comparable Old Plan; provided, that, the foregoing shall not apply to the extent that its application would result in a duplication of benefits.

(c) In addition, and without limiting the generality of the foregoing, (a) each New Buyer Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans if such New Buyer Employee participated immediately prior to the Closing in a comparable Old Plan, and (b) for purposes of each New Plan providing health, medical, dental, pharmaceutical and/or vision benefits to any New Buyer Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such New Buyer Employee and his or her covered dependents, unless such conditions would not have been waived under a comparable Old Plan, and Buyer shall cause any eligible expenses incurred by such New Buyer Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such New Buyer Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, co-payment, co-insurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) All eligible claims incurred by New Buyer Employees or their covered dependents prior to the Closing under the Old Plans shall be covered by the Old Plans, and all eligible claims incurred by New Buyer Employees or their covered dependents on or after the Closing shall be covered by the New Plans.

6.3 Transition Services Agreement. Buyer and Seller have agreed to discuss in good faith following the Effective Date the terms and conditions of an agreement pursuant to which Seller would provide to Buyer and the Copley Midwest Subsidiaries, on an interim transition basis commencing on the Closing Date, certain corporate and administrative services corresponding to services provided by Seller to the Copley Midwest Business immediately prior to the Closing (the “Transition Services Agreement”). Immediately following the Closing, Buyer shall, and shall cause its Affiliates to, make no changes to (a) the base cash compensation level of any New Buyer Employee so long as Seller is providing payroll services with respect to such New Buyer Employee pursuant to the Transition Services Agreement, or (b) the benefits of any New Buyer Employee so long as such benefits for such New Buyer Employee are being administered by Seller pursuant to the Transition Services Agreement.

6.4 Severance Plan; Releases. Following the Closing and for a period of no less than one (1) year following the Closing, Buyer shall provide the New Buyer Employees with severance benefits no less favorable than those provided by Seller and the Copley Midwest Subsidiaries as of immediately prior to the Effective Date. In addition, if Buyer or any Copley Midwest Subsidiary or any of their respective Affiliates terminates any New Buyer Employee on or after the Closing and in connection with such termination obtains any release from such New Buyer Employee, such release shall be executed as a joint release in favor of Buyer and/or a Copley Midwest Subsidiary, on the one hand, and Seller, on the other, and Buyer shall forward a copy of each such release to Seller promptly following its execution.

6.5 Pension Plan. On and after the Closing, Seller shall retain all assets and Liabilities under, and shall remain the sole sponsor of, any Employee Benefit Plan that is a defined benefit pension plan, whether qualified or non-qualified, including as described in Section 6.6 below. Effective as of the Closing, the New Buyer Employees shall accrue no further benefits under any such pension plan with respect to services performed on and after the Closing. Seller shall fully vest all New Buyer Employees in their benefits under any such pension plan immediately prior to the Closing.

6.6 Multiemployer Pension Plan. With respect to the GCIU – Employer Retirement Fund, Seller shall retain all withdrawal liability (partial or otherwise) arising prior to, or that is otherwise due to, the Closing that relates to the Copley Midwest Business.

6.7 401(k) Plan. Immediately prior to the Closing, Seller shall fully vest all New Buyer Employees in their benefits under the 401(k) plan of Seller (the “Old 401(k) Plan”). Effective as of the Closing, Buyer shall cause a 401(k) plan maintained by Buyer (the “New 401(k) Plan”) to accept a plan-to-plan transfer of the accounts of the New Buyer Employees in the Old 401(k) Plan. Buyer shall cause the New 401(k) Plan to be substantially identical to the Old 401(k) Plan with respect to the amount and payment schedule of matching contribution and profit sharing payments to be made by Buyer and Copley Midwest Subsidiaries, as applicable. Seller shall use its Commercially Reasonable Efforts to provide Buyer with such information as is reasonably requested by Buyer in connection with implementing such transfer. Such plan-to-plan transfer shall be conducted pursuant to a wire transfer to the New 401(k) Plan, and shall include the transfer on the books of any participant loans held within the transferred accounts.

6.8 Flexible Spending Account Plans. Effective as of the Closing, to the extent that any New Buyer Employee has not used all deferred amounts in a health flexible spending account plan or a dependent care assistance plan maintained by Seller, Buyer shall assume all Liabilities corresponding to such New Buyer Employee’s balances in such health flexible spending account plan or dependent care assistance account plan and Seller shall cause all records relating to such balances to be transferred to Buyer.

6.9 Collective Bargaining Agreements. As of the Closing, Buyer shall, subject to the rights of any affected New Buyer Employees regarding representation, (a) continue to recognize any labor organization identified in Section 3.18(a) of the Seller Disclosure Schedules as the collective bargaining agent for such affected New Buyer Employees, (b) assume all Liabilities with respect to, and comply (or, as appropriate, cause the Copley Midwest Subsidiaries to comply) with the terms and conditions of, the collective bargaining agreements and other labor union Contracts listed on Section 3.18(a) of the Seller Disclosure Schedules, and (c) take any and all actions as may be required such that neither Seller nor any of its Affiliates incur any Liabilities with respect to such collective bargaining agreements and other labor union Contracts.

6.10 COBRA Coverage. On or after the Closing, Seller shall continue to provide continuation coverage required by Section 4980B of the IRC and Sections 601 to 608 of ERISA (“COBRA”) to all Copley Midwest Employees who do not become New Buyer Employees (including their covered beneficiaries). On or after the Closing Date, Buyer shall provide, or cause to be provided, COBRA coverage to all New Buyer Employees (including their covered beneficiaries).

6.11 WARN Act. In the event Buyer discontinues all or part of the operations of the Copley Midwest Business and/or fails to employ or discontinues the employment, whether temporarily or permanently, of any New Buyer Employees after the Closing, Buyer shall be liable and responsible for compliance with and for all Liabilities under the WARN Act and any similar state or local law or ordinance.

6.12 Cooperation. Upon request, Seller shall provide Buyer, and Buyer shall provide Seller, such documents, data and information as may reasonably be necessary, subject to applicable Law, to implement the provisions of this ARTICLE VI and to administer their respective Employee Benefit Plans.

6.13 General. Nothing in this Agreement (including in this ARTICLE VI) shall be construed as (a) conferring any legal rights upon any New Buyer Employee for continuation of employment by Buyer or its Affiliates, (b) requiring Buyer to implement, or limiting the rights of Buyer to amend or discontinue, any Employee Benefit Plan, except as expressly otherwise provided in this ARTICLE VI, or (c) conferring upon any New Buyer Employee any rights or remedies under this Agreement (including under this ARTICLE VI).

ARTICLE VII

CONDITIONS TO BUYER’S OBLIGATIONS

The obligation of Buyer to consummate the Copley Midwest Share Purchase, the Copley Springfield Asset Purchase and the other transactions contemplated by this Agreement, and to take the other actions to be taken by Buyer at Closing, is subject to the fulfillment or waiver of each of the following conditions:

7.1 Representations and Warranties. The representations and warranties of Seller contained in ARTICLE III shall be true and correct (determined without regard to any qualification therein as to materiality or Material Adverse Effect) on and as of the Effective Date (unless the inaccuracy or inaccuracies as of the Effective Date which would otherwise result in a failure of this condition have been cured as of the Closing) and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct as of such date), except in each case, where failures of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

7.2 Covenants. Seller shall have complied in all material respects with all of its covenants and obligations required to be performed by Seller under this Agreement on or prior to the Closing.

7.3 Litigation. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the Copley Midwest Share Purchase, the Copley Springfield Asset Purchase or the other transactions contemplated by this Agreement (each, a “Governmental Prohibition”), and no person shall have instituted any Proceeding seeking any Governmental Prohibition that, if enacted, issued, promulgated, enforced or entered, would, individually or in the aggregate, have a Material Adverse Effect.

7.4 HSR Act; Governmental Approvals. The waiting period applicable to the Copley Midwest Share Purchase, the Copley Springfield Asset Purchase and the other transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and all the notices, reports, registrations and other filings with, and all consents, approvals and authorizations from, any Governmental Authority shall have been made or obtained, as the case may be, except for any such filings and approvals the failure of which to make or obtain would not, or would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

7.5 Seller’s Closing Deliveries. Seller shall have delivered to Buyer the deliveries set forth in Section 2.7(a).

7.6 Environmental Diligence. On or prior to the twentieth (20th) day following the Effective Date, Buyer’s environmental due diligence of the Copley Midwest Business shall not have revealed any event, condition, development or change of any kind which has had, or would be reasonably expected to have, a Material Adverse Effect.

ARTICLE VIII

CONDITIONS TO SELLER’S OBLIGATIONS

The obligation of Seller to consummate the Copley Midwest Share Purchase, the Copley Springfield Asset Purchase and the other transactions contemplated by this Agreement, and to take the other actions to be taken by Seller at the Closing, is subject to the fulfillment or waiver of each of the following conditions:

8.1 Representations and Warranties. The representations and warranties of Buyer contained in ARTICLE IV shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality, which representations and warranties shall be true and correct in all respects) on and as of the Effective Date (unless the inaccuracy or inaccuracies as of the Effective Date which would otherwise result in a failure of this condition have been cured as of the Closing) and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct in all material respects or true and correct, as the case may be, as of such date).

8.2 Covenants. Buyer shall have complied in all material respects with all of its covenants and obligations required to be performed by Buyer under this Agreement at or prior to the Closing.

8.3 Litigation. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition, and no person shall have instituted any Proceeding seeking any Governmental Prohibition that, if enacted, issued, promulgated, enforced or entered, would, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations hereunder or the consummation of the transactions contemplated hereby.

8.4 HSR Act; Governmental Approvals. The waiting period applicable to the Copley Midwest Share Purchase, the Copley Springfield Asset Purchase and the other transactions contemplated by this Agreement under the HSR Act, if applicable, shall have expired or been terminated and all the notices, reports, registrations and other filings with, and all consents, approvals and authorizations from, any Governmental Authority shall have been made or obtained, as the case may be, except for any such filings and approvals the failure of which to make or obtain would not, or would not be reasonably expected to, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations hereunder or the consummation of the transactions contemplated hereby.

8.5 Buyer’s Closing Deliveries. Buyer shall have delivered to Seller the deliveries set forth in Section 2.7(b).

ARTICLE IX

TERMINATION

9.1 Generally. This Agreement may be terminated by mutual written consent of Buyer and Seller or by written notice given prior to the Closing in the manner hereinafter provided as follows:

(a) by either Buyer or Seller, if the Closing shall not have occurred on or before June 30, 2007 (or such other date as may have been agreed upon in writing by Buyer and Seller), other than as a result of the terminating party’s default under this Agreement;

(b) by Buyer, if Seller is in breach of this Agreement in any material respect and (i) Seller has failed to cure such breach within thirty (30) days of the receipt by Seller of written notice of such breach from Buyer or (ii) if such breach cannot reasonably be cured by

Seller within such thirty (30) day period, Seller has failed to commence the curing of such breach within such thirty (30) day period and thereafter use its Commercially Reasonable Efforts to cure such breach as promptly as practicable;

(c) by Seller, if Buyer is in breach of this Agreement in any material respect and (i) Buyer has failed to cure such breach within thirty (30) days of the receipt by Buyer of written notice of such breach from Seller or (ii) if such breach cannot reasonably be cured by Buyer within such thirty (30) day period, Buyer has failed to commence the curing of such breach within such thirty (30) day period and thereafter use its Commercially Reasonable Efforts to cure such breach as promptly as practicable; or

(d) by either Buyer or Seller, if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition.

9.2 Effect of Termination. The rights of termination under Section 9.1 are in addition to any other rights Buyer or Seller may have under this Agreement and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of Buyer and Seller under this Agreement will terminate, except that the obligations in Section 5.8 (Publicity), ARTICLE X (Indemnification), Section 11.4 (Confidentiality), Section 11.5 (Governing Law), Section 11.6 (Enforcement), Section 11.7 (Consent to Jurisdiction; Venue), and Section 11.8 (Transaction Expenses) shall survive the termination of this Agreement; provided, however, that (a) if this Agreement is terminated by Buyer because of a breach of this Agreement by Seller or because one or more of the conditions to Buyer’s obligations to consummate the Copley Midwest Share Purchase, the Copley Springfield Asset Purchase and the other transactions contemplated by this Agreement is not satisfied as a result of Seller’s failure to comply with its obligations under this Agreement, Buyer’s right to pursue remedies (consistent with this Agreement) shall survive such termination unimpaired and shall not be limited by ARTICLE X, and (b) if this Agreement is terminated by Seller because of a breach of this Agreement by Buyer or because one or more of the conditions to Seller’s obligations to consummate the Copley Midwest Share Purchase, the Copley Springfield Asset Purchase and the other transactions contemplated by this Agreement is not satisfied as a result of Buyer’s failure to comply with its obligations under this Agreement, Seller’s right to pursue remedies (consistent with this Agreement) shall survive such termination unimpaired and shall not be limited by ARTICLE X.

ARTICLE X

INDEMNIFICATION

10.1 Survival. The covenants and agreements contained in this Agreement (other than covenants and agreements to be performed after the Closing) shall expire on the Closing Date. The representations and warranties contained in this Agreement shall survive the Closing and continue in full force and effect for the twelve (12) month period immediately following the Closing Date. Immediately following the last day of such survival period (the “Survival End Date”), such representations and warranties shall expire automatically, except that (a) the representations and warranties contained in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Section 3.5 (Capitalization; Subsidiaries), Section 3.17 (Employee Benefits), Section 4.1 (Organization and Good Standing) and Section 4.2 (Authority and Enforceability) shall survive in perpetuity with respect only to the matters addressed therein, (b) the representations and warranties contained in Section 3.16 (Taxes), to the extent relating to Taxes with respect to any Pre-Closing Tax Period, shall survive so long as the applicable statute of limitations has not expired, and (c) the representations and warranties contained in Section 3.19 (Environmental Matters) shall survive for the five (5) year period immediately following the Closing Date. If written notice of a claim has been given in accordance with Section 10.2(c) prior to the expiration of the applicable representations, warranties, covenants or agreements, then the applicable representations, warranties, covenants or agreements shall survive as to such claim, until such claim has been finally resolved.

10.2 General Indemnification.

(a) By Seller. From and after the Closing, Seller shall indemnify, save and hold harmless Buyer and its Affiliates, successors and permitted assigns and each of the foregoing’s respective directors, officers, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all Damages arising out of or resulting from, without duplication: (i) the breach of any representation or warranty made by Seller under ARTICLE III (other than any representation or warranty contained in Section 3.16) without giving any effect to any materiality qualification therein, (ii) the breach of any covenant or agreement of this Agreement to be performed by Seller or the breach of any covenant or agreement of this Agreement to be performed by any Copley Midwest Subsidiary on or prior to the Closing (in either case, other than any covenant or agreement contained in Section 5.10) or (iii) the Copley Excluded Assets or the Copley Excluded Liabilities; provided, that, (x) the aggregate Damages arising out of or resulting from any breach set forth in (i) or (ii) above exceeds $50,000, (y) Seller shall not have any obligation hereunder with respect to any breach set forth in (i) or (ii) above unless the Buyer Indemnified Parties have made a claim for indemnification pursuant to Section 10.2(c) (A) with respect to a breach of a representation or warranty, prior to the expiration of such representation or warranty as set forth in Section 10.1, (B) with respect to a breach of a covenant or agreement to be performed on or prior to the Closing, prior to the Survival End Date, and (C) with respect to a breach of a covenant or agreement to be performed after the Closing, during the twelve (12) month period immediately following the date on which such covenant or agreement is to be performed, and (z) the sole recourse of any Buyer Indemnified Party for any and all Damages arising out of or resulting from matters set forth in Sections 3.16 and 5.10 shall be controlled by Section 10.3.

(b) By Buyer. From and after the Closing, Buyer shall indemnify, save and hold harmless Seller and its Affiliates, successors and permitted assigns and each of the foregoing’s respective directors, officers, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Damages arising out of or resulting from, without duplication: (i) the breach of any representation or warranty made by Buyer in ARTICLE IV without giving any effect to any materiality qualification therein, (ii) the breach of any covenant or agreement of this Agreement by Buyer or the breach of any covenant or agreement of this Agreement to be performed by any Copley Midwest Subsidiary after the Closing (in either case, other than any covenant or agreement contained in Section 5.10), (iii) the Copley Springfield Acquired Assets or the Copley Springfield Assumed Liabilities, (iv) the Liabilities assumed by Buyer and its Affiliates as set forth in ARTICLE VI, (v) the operation of the Copley Midwest Business on and after the Closing or (vi) other than in the case of fraud, gross negligence or intentional violation of law by Seller, complying with the second sentence of Section 11.1(b); provided, that, (x) the aggregate Damages arising out of or resulting from any breach set forth in (i) or (ii) above exceeds $50,000, (y) Buyer shall not have any obligation hereunder with respect to any breach set forth in (i) or (ii) above unless the Seller Indemnified Parties have made a claim for indemnification pursuant to Section 10.2(c) (A) with respect to a breach of a representation or warranty, prior to the expiration of such representation or warranty as set forth in Section 10.1, (B) with respect to a breach of a covenant or agreement to be performed at or prior to Closing, prior to the Survival End Date, and (C) with respect to a breach of a covenant or agreement to be performed after the Closing, during the twelve (12) month period immediately following the date on which such covenant or agreement is to be performed, and (z) the sole recourse of any Seller Indemnified Party for any and all Damages arising out of or resulting from matters set forth in Section 5.10 shall be controlled by Section 10.3.

(c) Procedure. Any party seeking indemnification under this Section 10.2 or under Section 10.3 (an “Indemnified Party”) shall give the party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.2 or under Section 10.3. The liability of an Indemnifying Party under this Section 10.2 or under Section 10.3 with respect to Damages arising from claims of any third party which are subject to the indemnification provided for in this Section 10.2 or under Section 10.3 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions (except as otherwise provided in Section 10.3(d) with respect to Tax Claims): if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within twenty (20) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 10.2 or under Section 10.3, except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists a material conflict of interest (other than one that is of a monetary nature) that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party; provided, further, that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together (except to the extent that local counsel are necessary or advisable for the conduct of such Proceeding, in which case the Indemnifying Party shall also pay the reasonable fees and expenses of any such local counsel). If the Indemnifying Party shall not assume the defense of any Third Party Claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate and may settle such claim or litigation on such terms as it may deem appropriate; provided, however, that in settling any action in respect of which indemnification is payable under this ARTICLE X, it shall act reasonably and in good faith and shall not so settle such action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder. No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party.

(d) Definition of Damages. The term “Damages” means any and all after-Tax costs, losses, Taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands and expenses (whether or not arising out of Third Party Claims), including reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing. NOTWITHSTANDING THE FOREGOING OR ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO PARTY HERETO SHALL BE REQUIRED TO INDEMNIFY OR HOLD HARMLESS THE OTHER PARTY HERETO OR OTHERWISE COMPENSATE ANY INDEMNIFIED PARTY HERETO FOR DAMAGES WITH RESPECT TO MENTAL OR EMOTIONAL DISTRESS, OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, LOST PROFITS, SPECIAL, PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES.

(e) Payment for indemnification obligations arising under this Section 10.2 shall be subject to the limitations set forth in Section 10.4.

10.3 Tax Indemnification.

(a) From and after the Closing, Seller shall indemnify, save and hold harmless the Buyer Indemnified Parties from and against, without duplication:

(i) any and all Damages arising out of or resulting from the breach of any representation or warranty made by Seller pursuant to Section 3.16; provided, that, Seller shall not have any obligation hereunder with respect to any such breach unless the Buyer Indemnified Parties have made a claim for indemnification pursuant to this Section 10.3 with respect to such breach prior to the expiration of such representation or warranty as set forth in Section 10.1; and

(ii) any and all Damages arising out of or resulting from any breach by Seller of any covenant contained in Section 5.10.

(b) From and after the Closing, Buyer shall indemnify, save and hold harmless the Seller Indemnified Parties from and against, without duplication any and all Damages arising out of or resulting from the breach by Buyer of any covenant contained in Section 5.10.

(c) If a claim shall be made by any Tax Authority with respect to Taxes, which, if successful, might result in an indemnity payment to a party pursuant to this Section 10.3 (a “Tax Claim”), the notice provisions set forth in Section 10.2(c) shall apply.

(d) With respect to any Tax Claim relating to a Tax Period ending on or prior to the Closing Date, Seller shall, upon written notification to Buyer, control all Proceedings and may make all decisions relating to such Tax Claim (including selection of counsel) at its own expense; provided, however, that Buyer shall consent (not to be unreasonably withheld) to any such decision that would have a material continuing effect on Buyer after the Closing. Buyer and Seller shall jointly control all Proceedings relating to any Tax Claim for a Straddle Period. With respect to any Tax Claim relating to a Tax Period beginning after the Closing Date, Buyer shall control all Proceedings and may make all decisions relating to such Tax Claim (including selection of counsel) at its own expense. A party shall promptly notify the other party if it decides not to control the defense or settlement of any Tax Claim which it is entitled to control pursuant to this Agreement, and the other party shall thereupon be permitted to defend and settle such Proceeding.

(e) Payment for indemnification obligations arising under this Section 10.3 shall be subject to the limitations set forth in Section 10.4.

10.4 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a) no amount shall be payable by Seller pursuant to Section 10.2(a)(i) until the aggregate amount of all claims for Damages that are indemnifiable pursuant to Section 10.2(a)(i) exceeds $3,500,000, and then only for the amount by which such Damages exceed such threshold amount;

(b) no amount shall be payable by Buyer pursuant to Section 10.2(b)(i) until the aggregate amount of all claims for Damages that are indemnifiable pursuant to Section 10.2(b)(i) exceeds $3,500,000, and then only for the amount by which such Damages exceed such threshold amount;

(c) the maximum aggregate amount of Damages for which indemnity may be recovered by the Buyer Indemnified Parties from Seller (i) pursuant to Section 10.2(a)(i) shall be an amount equal to $38,250,000, and (ii) pursuant to Section 10.3(a) shall be an amount equal to $57,375,000;

(d) the maximum aggregate amount of Damages for which indemnity may be recovered by the Seller Indemnified Parties from Buyer (i) pursuant to Section 10.2(b)(i) shall be an amount equal to $38,250,000, and (ii) pursuant to Section 10.3(b) shall be an amount equal to $57,375,000;

(e) the amount of any Damages claimed by any Buyer Indemnified Party hereunder shall be net of any allowances and reserves provided in the Copley Midwest Financial Statements that are specifically identified with respect thereto;

(f) the amount of any Damages claimed by any Buyer Indemnified Party hereunder shall be net of any insurance, indemnity, contribution or other payments or recoveries of a like nature with respect thereto (it being agreed that, promptly after the realization of any such reductions of Damages pursuant hereto, such Buyer Indemnified Party shall reimburse Seller for such reduction in Damages for which such Buyer Indemnified Party was indemnified prior to the realization of such reductions of Damages);

(g) an Indemnified Party shall not be entitled under this Agreement to multiple recovery for the same Damages;

(h) in determining the amount of indemnification due under Section 10.2 or 10.3, all payments shall be reduced by any Tax benefit actually and currently realized by the Indemnified Party on account of the underlying claim;

(i) notwithstanding any provision to the contrary contained in this Agreement, in the event that an Indemnifying Party can establish that an Indemnified Party had actual Knowledge, on or before the Closing, of a breach of a representation, warranty or covenant of the Indemnifying Party upon which a claim for indemnification by the Indemnified Party is based, then the Indemnifying Party shall have no liability for any Damages resulting from or arising out of such claim; and

(j) if an Indemnified Party recovers Damages from an Indemnifying Party under Section 10.2, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party’s rights against any third party, other than a third party with whom the Indemnified Party has a material business agreement or arrangement, with respect to such recovered Damages, subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party’s policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy.

10.5 Exclusive Remedy. Each party hereby acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy relating to the Copley Midwest Business, the Copley Midwest Share Purchase, the Copley Springfield Asset Purchase, the other transactions contemplated by this Agreement or the subject matter of this Agreement (other than claims for or in the nature of fraud) shall be pursuant to the indemnification provisions of this ARTICLE X. In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted by law, any and all other rights, claims and causes of action it may have against the other party or its Affiliates, successors and permitted assigns and each of the foregoing’s respective shareholders, directors, officers, employees and agents relating to the Copley Midwest Business, the Copley Midwest Share Purchase, the Copley Springfield Asset Purchase, the other transactions contemplated by this Agreement or the subject matter of this Agreement (other than claims for or in the nature of fraud).

10.6 Mitigation. Each Indemnified Party shall use Commercially Reasonable Efforts to mitigate any Damages for which it may claim indemnification under this ARTICLE X. To the extent that the operations of the Copley Midwest Business, including the Copley Midwest Subsidiaries, after the Closing are determined by a court of competent jurisdiction to have contributed to or aggravated any Damages as to which indemnification is available under this ARTICLE X, the court shall ascertain the amount, if any, by which such operations have contributed to or aggravated any such Damages and may reduce Seller’s indemnification obligation by such amount.

ARTICLE XI

MISCELLANEOUS

11.1 Further Assurances.

(a) Each party hereto shall use its Commercially Reasonable Efforts, and shall cause its Affiliates to use their Commercially Reasonable Efforts, to do and perform, or cause to be done and performed, all such further acts and things and to execute and deliver all such other agreements, certificates, instruments or documents as the other party hereto may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

(b) Following the Effective Date, except to the extent otherwise noted, each party hereto shall, to the extent reasonably requested by the other party, cooperate in the preparation of (x) documents to be filed with any Governmental Authority to the extent they relate to the Copley Springfield Acquired Assets, the Copley Midwest Subsidiaries, the Copley Ohio Publications, the Copley Peoria Publications or the Copley Springfield Publications, and (y) financial statements to the extent they relate to, incorporate or rely upon any information regarding the Copley Springfield Acquired Assets, the Copley Midwest Subsidiaries, the Copley Ohio Publications, the Copley Peoria Publications or the Copley Springfield Publications, including providing relevant information or work papers in its possession or control required to prepare such financial statements. In connection with but without limiting the generality of the foregoing clause (y), Seller agrees that, at Buyer’s reasonable request and at Buyer’s sole cost and expense, Seller will: (A) engage Seller’s previous auditor with respect to an audit and/or review (as may be required) of the Copley Midwest Business (but if and only if such auditor consents to such engagement) for purposes of assisting Buyer in the audit and/or review and preparation of Buyer’s financial statements or in Buyer’s governmental reporting obligation, in each case with respect to the acquisition of the Copley Midwest Business for periods ending on or prior to the Closing Date, (B) if the Closing is consummated, provide a management representation letter to such auditor in connection with such audit, to the extent the request for such letter is reasonable and required for such audit and such letter contains commercially reasonable representations, and (C) otherwise reasonably cooperate with Buyer and such auditor in such audit and/or review and preparation of Buyer’s financial statements, it being understood that for all purposes of (A), (B) and (C), if Seller is required to perform any additional work, including creating, calculating or otherwise preparing any information with respect to such audit and/or review and preparation of Buyer’s financial statements (including footnotes, corporate or other required allocations and/or required disclosures) not already in Seller’s possession or control, Buyer shall promptly reimburse Seller for all out-of-pocket fees, costs and expenses related to such additional work (upon presentation by Seller of an invoice for any such fees, costs or expenses, with appropriate supporting documentation), including any fees, costs and expenses related to the hiring of an outside accountant or outside accounting firm to assist Seller in performing such additional work, and such fees, costs and expenses shall be separate and apart from any amounts due and payable under the Transition Services Agreement. After the Closing Date, except to the extent otherwise noted, each party hereto shall, to the extent reasonably requested by the other party hereto, (i) cooperate in the preparation of Tax Returns relating to the Copley Springfield Acquired Assets, the Copley Midwest Subsidiaries, the Copley Ohio Publications, the Copley Peoria Publications or the Copley Springfield Publications, (ii) cooperate in the defense of any audits by or disputes with any Governmental Authority, including with respect to any Tax Returns, (iii) make available information, records and documents relating to Taxes relating to the Copley Springfield Acquired Assets, the Copley Midwest Subsidiaries, the Copley Ohio Publications, the Copley Peoria Publications or the Copley Springfield Publications, and (iv) furnish copies of correspondence received from any Governmental Authority in connection with any Tax audit or information request relating to the Copley Springfield Acquired Assets, the Copley Midwest Subsidiaries, the Copley Ohio Publications, the Copley Peoria Publications or the Copley Springfield Publications.

Notwithstanding anything in this Section 11.1 to the contrary, neither party, in complying with the terms of this Section 11.1, shall be required to (x) incur any out-of-pocket fees, costs or expenses or (y) disclose any information that in its reasonable judgment is reasonably likely to result in the waiver of any attorney-client privilege or to violate any of its obligations to third parties with respect to confidentiality.

11.2 Notices. All notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered by hand or by internationally recognized courier service such as Federal Express, or by other messenger (or, if delivery is refused, upon presentment), or upon receipt by facsimile transmission (with confirmation), or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses:

If to Buyer:

GateHouse Media Illinois Holdings, Inc.
350 WillowBrook Office Park
Fairport, NY 14450
Facsimile:	(585) 248-2631
Attention:	Michael E. Reed
Chief Executive Officer

With a copy to:

GateHouse Media, Inc.
350 WillowBrook Office Park
Fairport, NY 14450
Facsimile:	(585) 248-9562
Attention:	Polly Grunfeld Sack
General Counsel

If to Seller:

The Copley Press, Inc.
7776 Ivanhoe Avenue
La Jolla, California 92037
Facsimile:	(858) 551-0608
Attention:	Charles F. Patrick
Harold W. Fuson, Jr., Esq.

With a copy to:

Munger, Tolles & Olson LLP
355 South Grand Avenue

35th Floor
Los Angeles, California 90071-1560
Facsimile:	(213) 687-3702
Attention:	Robert E. Denham, Esq.

or to such other persons or addresses as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

11.3 Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, the Seller Disclosure Schedules and any agreement, certificate, instrument or other document executed and delivered in connection herewith, and the Confidentiality Agreement, constitute the entire agreement and understanding of the parties hereto, and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any shareholder, director, officer, employee, agent, Affiliate or representative of either party hereto.

11.4 Confidentiality. The disclosure of confidential or proprietary information by Seller or Buyer to the other shall be governed by the terms and conditions of the Confidentiality Agreement.

11.5 Governing Law. The parties hereto expressly agree that all the terms and conditions hereof shall be governed by and construed and enforced in accordance with the Laws of the State of California applicable to agreements made and to be performed entirely therein.

11.6 Enforcement. The parties hereto agree that prior to the Closing, money damages or other remedies at law would not be sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them prior to the Closing, each of them shall, prior to the Closing, be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default and to other equitable relief, including specific performance, without bond or other security being required.

11.7 Consent to Jurisdiction; Venue. Each party hereto hereby:

(a) submits itself to the personal jurisdiction of (i) the courts of the State of California, and (ii) the United States District Court for the Central District of California, Los Angeles with respect to any dispute arising out of this Agreement or any of the transactions contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute;

(b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and

(c) agrees that it will not bring any action relating to this Agreement (or any transactions contemplated by this Agreement) in any court other than such courts referred to above.

11.8 Transaction Expenses. Except as otherwise expressly provided in this Agreement, including Sections 2.5(d), 5.5 and 5.10(g), whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own fees, costs and expenses incident to the negotiation, preparation, drafting, execution, delivery, performance and closing of this Agreement and the transactions contemplated hereby, including the fees and expenses of its own counsel, accountants and other experts.

11.9 No Right of Set-Off. Each of Seller and Buyer, for itself and for its Affiliates, successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment or similar rights that such party or any of its Affiliates, successors and permitted assigns has or may have with respect to any payment to be made by such party pursuant to this Agreement or any agreement, certificate, instrument or other document executed and delivered by party in connection herewith.

11.10 Amendments. This Agreement may only be amended or modified by a written agreement duly executed by Buyer and Seller.

11.11 Assignments; No Third Party Rights.

(a) Neither Buyer nor Seller may assign any of its rights, interest or obligations under this Agreement without the prior written consent of the other party and any purported assignment without such consent shall be void.

(b) Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, the Seller Indemnified Parties and the Buyer Indemnified Parties, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement, except as expressly set forth herein. This Agreement and all of its provisions and conditions are binding upon, are for the sole and exclusive benefit of, and are enforceable by the parties hereto, the Seller Indemnified Parties and the Buyer Indemnified Parties and their respective successors and permitted assigns.

11.12 Waiver. No breach of any provision hereof shall be deemed waived unless expressly waived in writing by the party hereto who may assert such breach. No waiver that may be given by a party hereto shall be applicable except in the specific instance for which it is given. No waiver of any provision hereof shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided therein. Except where a specific period for action or inaction is provided in this Agreement, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies of the parties hereto are cumulative and not alternative.

11.13 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.

11.14 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. The parties hereto acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to such party’s execution of this Agreement.

11.15 Construction. This Agreement shall be deemed to have been drafted jointly by the parties hereto. Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against either party hereto.

11.16 Incorporation by Reference. Each Exhibit and Schedule attached hereto and referred to herein is incorporated in this Agreement by reference and shall be considered part of this Agreement as if fully set forth herein, unless this Agreement expressly otherwise provides.

11.17 Headings. The descriptive headings used in this Agreement have been inserted for convenience of reference only, and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

11.18 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree and acknowledge that delivery of a signature by facsimile shall constitute execution by such signatory.

[Remainder of Page Intentionally Left Blank]

Strictly Confidential

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

BUYER

GATEHOUSE MEDIA ILLINOIS HOLDINGS, INC.

By:	/s/ Mark Thompson
Name:	Mark Thompson
Title:	Chief Financial Officer

SELLER

THE COPLEY PRESS, INC.

By:	/s/ Charles F. Patrick
Name:	Charles F. Patrick
Title:	Chief Operating Officer